Exhibit 10.1

INVESTMENT NUMBER 24346

C Loan Agreement

between

BPZ RESOURCES, INC.
(formerly BPZ Energy, Inc.)

and

INTERNATIONAL FINANCE CORPORATION

Dated November 19, 2007

ii

iii

C LOAN AGREEMENT

C LOAN AGREEMENT (the “Agreement”) dated November 19, 2007, between BPZ RESOURCES, INC. (formerly BPZ Energy, Inc.), a corporation organized and existing under the laws of the State of Texas (the “Borrower”); and INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the United States of America and the Republic of Peru (“IFC”).

ARTICLE I

Definitions and Interpretation

Section 1.01.  Definitions.  Wherever used in this Agreement, the following terms have the meanings opposite them:

“Accounting Standards”

United States Generally Accepted Accounting Principles promulgated by the Financial Accounting Standards Board, together with its pronouncements thereon from time to time, and applied on a consistent basis;

“Action Plan”

the plan or plans developed by the Borrower setting out specific social and environmental measures to be undertaken by the Borrower, to enable the Project to comply with the Performance Standards, as such may be amended or supplemented from time to time with IFC’s consent;

“Affiliate”

any Person directly or indirectly controlling, controlled by or under common control with, the Borrower (for purposes of this definition, “control” means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, and “controlling” and “controlled” have corresponding meanings);

“Annual Monitoring
Report”

the annual monitoring report setting out the specific social, environmental and developmental impact reporting requirements of the Borrower in respect of the Project, as such may be amended or supplemented from time to time with IFC’s consent;

“Applicable S&E Law”

all applicable statutes, laws, ordinances, rules and regulations of the Country, including but not limited to any license, permit or other governmental authorization imposing liability or setting standards of conduct concerning any environmental, social, labor, health and safety or security risks of the type contemplated by the Performance Standards;

“Auditors”	Johnson Miller & Co. CPA’s PC or such other firm that the Borrower appoints from time to time as its auditors pursuant to Section 5.01 (e) (Affirmative Covenants);

“Authority”

any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

“Authorization”

any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and stockholders’ approvals or consents;

“Authorized
Representative”

any natural person who is duly authorized by the Borrower to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by the Borrower to IFC;

“Balance Sheet
Liabilities”

the sum of (i) current liabilities plus long term liabilities plus commitments and contingencies (excluding footnote comments) as reflected on the Borrower’s balance sheet in its quarterly and annual filings with the U.S. Securities and Exchange Commission, in accordance with applicable Accounting Standards and (ii) the aggregate available amount under outstanding letters of credit, performance bonds and similar instruments issued on behalf of the Borrower or any Subsidiary;

“Balance Sheet Liabilities to Tangible
Net Worth Ratio”	the result obtained by dividing Balance Sheet Liabilities by Tangible Net Worth;

“Block Z-1 License”	the agreement entitled “License Contract for Exploration and Exploitation of Hydrocarbons” dated November 30, 2001, as amended on January 23, 2003, March 18, 2004 and February 3,

2005, between BPZ Exploración and Producción SRL (formerly, BPZ Energy Inc., Sucursal Perú) and Perupetro, for the exploration and exploitation of Block Z-1;

“Borrower Financial
Statements”	as defined in Section 3.01 (i) (Representations and Warranties);

“Business Day”

a day when banks are open for business in New York, New York or, solely for the purpose of determining the applicable Interest Rate other than pursuant to Section 2.03 (d) (ii) (Interest), London, England;

“C Loan”	the loan specified in Section 2.01 (The C Loan) or, as the context requires, its principal amount from time to time outstanding;

“CAO”	Compliance Advisor Ombudsman, the independent accountability mechanism for IFC that impartially responds to environmental and social concerns of affected communities and aims to enhance outcomes;

“CAO’s Role”	(i) to respond to complaints by persons who have been or are likely to be directly affected by the social or environmental impacts of IFC projects; and

(ii)

to oversee audits of IFC’s social and environmental performance, particularly in relation to sensitive projects, and to ensure compliance with IFC’s social and environmental policies, guidelines, procedures and systems;

“Certificate of Incumbency
and Authority”	a certificate provided to IFC by the Borrower in the form of Exhibit A;

“Charter”	the Borrower’s Certificate of Incorporation and By-laws;

“Coercive Practice”	the impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party;

“Collusive Practice”	an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party;

“Common Stock”	the common stock of the Borrower;

“Consolidated” or
“Consolidated Basis”

(with respect to any financial statements to be provided, or any financial calculation to be made, under or for the purposes of this Agreement) the method referred to in Section 1.02 (c) (Financial Calculations); and the entities whose accounts are to be consolidated with the accounts of the Borrower are all of its Subsidiaries;

“Conversion Amount”	as of the Conversion Date, the aggregate amount of the outstanding principal of the C Loan together with interest and all other amounts accrued but unpaid under this Agreement on such date;

“Conversion Date”	the date specified in the Conversion Notice, which shall be a date not later than ten (10) Business Days after the date of the Conversion Notice;

“Conversion Notice”	a written notice, substantially in the form of Exhibit F, provided by IFC or the Borrower, as the case may be, pursuant to Section 7.01 (a) (Conversion by IFC or the Borrower);

“Conversion Period”	the period commencing on the date of this Agreement and ending on the date when all amounts payable hereunder have been fully paid in accordance with the provisions of this Agreement;

“Conversion Price”	ten Dollars and thirty-nine cents ($10.39) per share of Common Stock, subject to adjustment in accordance with Article VII (Conversion of the C Loan);

“Corporate Transaction”	any merger, spin-off, consolidation, reorganization, sale or other disposition of all or substantially all of the Borrower’s or its Subsidiaries’ assets;

“Corrupt Practice”	the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party;

“Co-Sale Agreement”	the agreement entitled “Co-Sale Agreement” dated as of December 18, 2006 among IFC, the Borrower, Dr. Fernando Zúñiga y Rivero and Manuel Pablo Zúñiga Pflücker;

“Country”	the Republic of Peru;

“Current Market Price”	per share of Common Stock, on the relevant determination date, the average of the last reported sales prices of the Common Stock as reported on the American Stock Exchange during the Trading Period;

“Disbursement”	a single disbursement of the C Loan;

“Dollars” and “$”	the lawful currency of the United States of America;

“ERISA”	the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder;

“ESRS”	the Environmental and Social Review Summary (ESRS) prepared by IFC, approved by the Borrower and published in the World Bank Infoshop on September 12, 2006;

“Event of Default”	any one of the events specified in Section 6.02 (Events of Default);

“Financial Debt”	any indebtedness of the Borrower and its Subsidiaries, on a Consolidated Basis, for or in respect of:

(i) borrowed money;

(ii) the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by the Borrower;

(iii)

the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of business to trade creditors within ninety (90) days of the date they are incurred and which are not overdue);

(iv)

non-contingent obligations of the Borrower to reimburse any other person for amounts paid by that person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of the Borrower with respect to trade accounts incurred and payable in the ordinary course of business to trade creditors within 90 days of the date they are incurred and which are not overdue);

(v) the amount of any obligation in respect of any Financial Lease;

(vi)

amounts raised under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Standards;

(vii)

the amount of the Borrower’s obligations under derivative transactions entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by the Borrower after marking the relevant derivative transactions to market);

	(viii)	any premium payable on a mandatory redemption or replacement of any of the foregoing items; and

	(ix)	the amount of any obligation in respect of any guarantee or indemnity given by the Borrower for any of the foregoing items incurred by any other person;

“Financial Lease”	any lease or hire purchase contract which would, under the Accounting Standards, be treated as a finance or capital lease;

“Financial Year”

the accounting year of the Borrower commencing each year on January 1 and ending on the following December 31, or such other period as the Borrower, with IFC’s consent, from time to time designates as its accounting year;

“Financing Documents”	(i)	this Agreement;

	(ii)	the Co-Sale Agreement; and

	(iii)	the Subscription Agreement;

“Fraudulent Practice”	any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial benefit or to avoid an obligation;

“Increased Costs”	the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to, IFC in connection with the making or maintaining of the C Loan that result from:

	(i)	any change in any applicable law or regulation or directive (whether or not having the force of law) or in its interpretation or application by any Authority charged with its administration; or

	(ii)	compliance with any request from, or requirement of, any central bank or other monetary or other Authority;

which, in either case, after the date of this Agreement:

		(A)	imposes, modifies or makes applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans made by, IFC;

		(B)	imposes a cost on IFC as a result of IFC having made the C Loan or reduces the rate of return on the overall capital of IFC that it would have achieved, had IFC not made the C Loan;

		(C)	changes the basis of taxation on payments received by IFC in respect of the C Loan (otherwise than by a change in taxation of the overall net income of IFC, if any); or

		(D)	imposes on IFC any other condition regarding the making or maintaining of the C Loan;

“Increased Costs
Certificate”	a certificate provided from time to time by IFC, certifying:

	(i)	the circumstances giving rise to the Increased Costs;

	(ii)	that the costs of IFC have increased or the rate of return has been reduced;

	(iii)	that IFC has, in IFC’s opinion, exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, as the case may be; and

	(iv)	the amount of Increased Costs;

“Independent Engineer”	Gaffney Cline Associates or any other engineering company reasonably acceptable to IFC;

“Interest Determination
Date”	except as otherwise provided in Section 2.03 (d) (ii) (Interest), the second Business Day before the beginning of each Interest Period;

“Interest Payment Date”	May 15 and November 15 in each year or, in the case of any Interest Period of less than six (6) months, pursuant to Section 2.04

(Change in Interest Period), any day that is the 15th day of the month in which the relevant Interest Period ends;

“Interest Period”

each period of six (6) months or, in the circumstances referred to in Section 2.04 (Change in Interest Period), each period of three (3) months or one (1) month determined pursuant to that Section, in each case beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to the Disbursement when it means the period beginning on the date on which the Disbursement is made and ending on the day immediately before the next following Interest Payment Date;

“Interest Rate”

for any Interest Period, the rate at which interest is payable on the C Loan during that Interest Period, determined in accordance with Section 2.03 (Interest) and, if applicable, Section 2.04 (Change in Interest Period);

“Intra-Group
Restructurings”

the merger, consolidation, reorganization, tax restructuring or other change to the corporate organization structure of the Borrower and its Subsidiaries that does not result in the loss of direct or indirect control of any controlled Affiliate of the Borrower; provided, that (i) in any transaction involving the Borrower, the Borrower is the surviving entity and (ii) no such change shall result in another entity controlling the Borrower;

“Liabilities”	the aggregate of all obligations of the Borrower and its Subsidiaries, on a Consolidated Basis, to pay or repay money, including, without limitation:

	(i)	Financial Debt;

(ii)

the amount of all liabilities of the Borrower (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables;

	(iii)	taxes (including deferred taxes);

(iv)

trade accounts incurred and payable in the ordinary course of business to trade creditors within 90 days of the date they are incurred and which are not overdue (including letters of credit or similar instruments issued for the account of the Borrower with respect to such trade accounts);

	(v)	accrued expenses, including wages and other amounts due to employees and other services providers;

	(vi)	the amount of all liabilities of the Borrower howsoever arising to redeem any of its shares; and

(vii)

to the extent (if any) not included in the definition of Financial Debt, the amount of all liabilities of any person to the extent the Borrower guarantees them or otherwise obligates itself to pay them;

“LIBOR”

the British Bankers’ Association (“BBA”) interbank offered rates for deposits in the Loan Currency which appear on the relevant page of the Reuters Service (currently page LIBOR01) or, if not available, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) that displays such BBA rates; provided that if BBA for any reason ceases (whether permanently or temporarily) to publish interbank offered rates for deposits in the Loan Currency, “LIBOR” shall mean the rate determined pursuant to Section 2.03 (d) (Interest);

“Lien”

any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

“Loan Currency”	Dollars;

“Long-term Debt”	that part of Financial Debt whose final maturity falls due more than one year after the date it is incurred (including the current maturities thereof);

“Material
Adverse Effect”	a material adverse effect on any of the following:

	(i)	the Borrower’s consolidated assets or properties;

	(ii)	the Borrower’s business prospects or consolidated financial condition;

(iii) the implementation or carrying on of the Borrower’s and its Subsidiaries’ business or operations, taken as a whole; or

(iv) the ability of the Borrower and its Subsidiaries, taken as a whole, to comply with their obligations under this Agreement or under any other Transaction Document;

“Obstructive Practice”

(i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a Corrupt Practice, Fraudulent Practice, Coercive Practice or Collusive Practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) acts intended to materially impede the exercise of IFC’s access to contractually required information in connection with a World Bank Group investigation into allegations of a Corrupt Practice, Fraudulent Practice, Coercive Practice or Collusive Practice;

“Performance
Standards”	IFC’s Performance Standards on Social & Environmental Sustainability, dated April 30, 2006, copies of which have been delivered to and receipt of which has been acknowledged by the Borrower;

“Person”

any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Perupetro”	Perupetro S.A., a private law state company, organized under the laws of the Country;

“Policy on Disclosure
of Information”	IFC’s Policy on Disclosure of Information, dated April 30, 2006, copies of which have been delivered to and receipt of which has been acknowledged by the Borrower;

“Potential Event
of Default”	any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

“Prepayment Premium”	an amount determined from the following formula:

the lesser of:

(a)  (i) 18.19 minus the greater of (A) the ending daily Common Stock price as of the date that IFC provides its written non-consent to a Corporate Transaction pursuant to Section 5.02 (e)(i) (Negative Covenants), and (B) 10.39, times (ii) 1,491,532, times (iii) the Adjustment Factor for the twelve month period in which such prepayment is paid as provided below:

Prepayment Period	Adjustment Factor

November 19, 2007 to November 18, 2008	1.0
November 19, 2008 to November 18, 2009	.75
November 19, 2009 to November 18, 2010	.50
November 19, 2010 to November 18, 2011	.25

and

(b)  an amount such that as of the date of prepayment, the net present value of the following payments as of the date such payments are made or disbursed, at a discount rate of twenty per cent (20%), is equal to zero: (i) the C Loan minus all fees pursuant to Section 2.08 (Fees) (except for Section 2.08 (b)(iii)), (ii) the Relevant Spread interest income paid on the outstanding principal balance of the C Loan on or with respect to each Interest Payment Date, (iii) the balance of the C Loan so prepaid, and (iv) the Prepayment Premium; and

(c) after November 19, 2011, zero;

“Project”	the drilling and completion of, and related services for, wells on the CX-11 Platform in Block Z-1’s Corvina field in northwest of the Country;

“Project Documents”	the Block Z-1 License;

“Proprietary Rights”	patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other proprietary rights;

“Relevant Spread”	two per cent (2%) per annum;

“Sanctionable Practice”

any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined herein and interpreted in accordance with the Anti-Corruption Guidelines attached to this Agreement as Annex C;

“S&EA”	the social and environmental assessments prepared by the Borrower in accordance with the Performance Standards;

“S&E
Management System”	the social and environmental management system of the Borrower that enables the Borrower to identify, assess and manage risks in respect of the Project on an ongoing basis;

“SEC”	U.S. Securities and Exchange Commission;

“Stock Equivalents”

preference shares, bonds, loans, warrants or other similar instruments or securities which are convertible into or exercisable or exchangeable for, or which carry a right to subscribe for or purchase, Common Stock convertible into or exercisable or exchangeable for Common Stock, in each case, on a converted basis;

“Subscription Agreement”	the agreement entitled “Subscription Agreement” dated December 18, 2006, as amended as of the date hereof, between the Borrower and IFC;

“Subsidiary”	with respect to the Borrower, an Affiliate over 50% of whose capital is owned, directly or indirectly, by the Borrower;

“Tangible Net Worth”

all total assets (valued at cost less normal accumulated depreciation) as stated on the Borrower’s consolidated balance sheet from time to time, less (a) all intangibles and (b) Balance Sheet Liabilities, all determined in accordance with the Accounting Standards.  The term “intangibles” shall include, without limitation, (1) deferred charges; (2) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (3) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like intangibles;

“Taxes”	any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

“Trading Period”	a period of twenty (20) consecutive Business Days prior to, and ending on, the relevant determination date, during which the issued Common Stock is traded on the American Stock Exchange;

“Transaction Documents”	(i) the Financing Documents; and

(ii) the Project Documents; and

“World Bank”	the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries.

Section 1.02.  Financial Calculations.  (a) All financial calculations to be made under, or for the purposes of, this Agreement and any other Financing Document shall be made in accordance with the Accounting Standards and, except as otherwise required to conform to any provision of this Agreement, shall be calculated from the then most recently issued quarterly report (Form 10-Q) which the Borrower is obligated to furnish to IFC under Section 5.03 (a) (Reporting Requirements).

(b)           The audited financial statements for a Financial Year shall be used for the purpose of making financial calculations with respect to the last quarter of such Financial Year.

(c)           If a financial calculation is to be made under or for the purposes of this Agreement on a Consolidated Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of the Borrower plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Borrower.

Section 1.03.  Interpretation.  In this Agreement, unless the context otherwise requires:

(a)           headings are for convenience only and do not affect the interpretation of this Agreement;

(b)           words importing the singular include the plural and vice versa;

(c)           a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d)           a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and

(e)           a reference to a party to any document includes that party’s successors and permitted assigns.

Section 1.04.  Business Day Adjustment.  (a) When an Interest Payment Date is not a Business Day, then such Interest Payment Date shall be automatically changed to the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)           When the day on or by which a payment (other than a payment of principal or interest) is due to be made is not a Business Day, that payment shall be made on or by the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

ARTICLE II

The C Loan

Section 2.01.  The C Loan.  Subject to the provisions of this Agreement, IFC agrees to lend, and the Borrower agrees to borrow, the C Loan consisting of fifteen million five hundred thousand Dollars ($15,500,000).

Section 2.02.  Disbursement Procedure.  (a) The Borrower may request the Disbursement by delivering to IFC, at least five (5) Business Days prior to the proposed date of disbursement, a Disbursement request substantially in the form of Exhibit B.

(b)           The Disbursement shall be made by IFC at a bank in Houston, Texas or any other place acceptable to IFC, all as specified by the Borrower in the Disbursement request.

(c)           The Borrower shall deliver to IFC a receipt, substantially in the form of Exhibit C, within five (5) Business Days following the Disbursement.

Section 2.03.  Interest.  Subject to the provisions of Section 2.05 (Default Rate Interest), the Borrower shall pay interest on the C Loan in accordance with this Section 2.03:

(a)           During each Interest Period, the C Loan shall bear interest at the applicable Interest Rate for that Interest Period.

(b)           Interest on the C Loan shall accrue from day to day, be prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period; provided that in the event the Disbursement is made less than fifteen (15) days before an Interest Payment Date, interest on the C Loan shall be payable commencing on the second Interest Payment Date following the date of the Disbursement.

(c)           Subject to Section 2.04 (Change in Interest Period), the Interest Rate for any Interest Period shall be the rate which is the sum of:

(i)                                     the Relevant Spread; and

(ii)                                  LIBOR on the Interest Determination Date for that Interest Period for six (6) months (or, in the case of the first Interest Period, for one (1) month, two (2) months, three (3) months or six (6) months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close, the longer one)) rounded upward to the nearest three decimal places.

(d)           If, for any Interest Period, IFC cannot determine LIBOR by reference to the Reuters Service or any other service that displays BBA rates, IFC shall notify the Borrower and shall instead determine LIBOR:

(i)                                     on the second Business Day before the beginning of the relevant Interest Period by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., London time, for deposits in the Loan Currency and otherwise in accordance with Section 2.03 (c) (ii), by any four (4) major banks active in the Loan Currency in the London interbank market, selected by IFC; provided that if less than four quotations are received, IFC may rely on the quotations so received if not less than two (2); or

(ii)                                  if less than two (2) quotations are received from the banks in London in accordance with subsection (i) above, on the first day of the relevant Interest Period, by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., New York time, for loans in the Loan Currency and otherwise in accordance with Section 2.03 (c) (ii), by a major bank or banks in New York, New York selected by IFC.

(e)           On each Interest Determination Date for any Interest Period, IFC shall determine the Interest Rate applicable to that Interest Period and promptly notify the Borrower of those rates.

(f)            The determination by IFC, from time to time, of the applicable Interest Rate shall be final and conclusive and bind the Borrower (unless the determination involves manifest error).

Section 2.04.  Change in Interest Period.  Without prejudice to the provisions of Section 2.05 (Default Rate Interest), if at any time the Borrower fails to pay any amount of principal of, or interest on, the C Loan when due (whether at stated maturity or upon acceleration), and any part of that amount remains unpaid on the third Business Day immediately preceding any Interest Payment Date falling after that amount became due, then:

(a)           IFC may elect that the duration of the Interest Period commencing on that Interest Payment Date and, subject to Section 2.04 (c), any subsequent Interest Period shall be either three (3) months or one (1) month and shall notify the Borrower of that election in the notice referred to in Section 2.03 (e) (Interest);

(b)           the Interest Rates applicable to any Interest Period which is three (3) months or one (1) month shall be determined in accordance with Section 2.03 (Interest) in all respects, except that any reference in Section 2.03 (c) (ii) to six (6) months shall be deemed to be a reference to three (3) months or, as the case may be, one (1) month; and

(c)           unless an Event of Default or Potential Event of Default has occurred and is continuing, IFC shall reinstate Interest Periods of six (6) months as of the first Interest Payment Date which is May 15 or November 15 falling at least three (3) Business Days after the payment default is remedied in full and shall inform the Borrower of that reinstatement in the notice referred to in Section 2.03 (e) (Interest).

Section 2.05.  Default Rate Interest.  (a) Without limiting the remedies available to IFC under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if the Borrower fails to make any payment of principal, interest (including interest payable pursuant to this Section) or any other payment provided for in Section 2.08 (Fees) when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Borrower shall pay interest on the amount of that payment due and unpaid at the rate which shall be the sum of two per cent (2%) per annum and the Interest Rate in effect from time to time.

(b)           Interest at the rate referred to in Section 2.05 (a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

Section 2.06.  Repayment.  Subject to Section 1.04 (Business Day Adjustment), the Borrower shall repay the C Loan in its entirety on November 19, 2017.

Section 2.07.  Prepayment.  (a) The Borrower may prepay the C Loan in its entirety, on not less than ten (10) days’ prior notice to IFC, only in the event described in Section 5.02 (e) (Negative Covenants) and only if:

(i)                                     the Borrower simultaneously pays all accrued interest and Increased Costs (if any) on the amount of the C Loan to be prepaid, together with the prepayment premium specified in Section 2.07 (b) and all other amounts then due and payable under this Agreement, including the amount payable under Section 2.12 (Unwinding Costs), if the prepayment is not made on an Interest Payment Date; and

(ii)

if requested by IFC, the Borrower delivers to IFC, prior to the date of prepayment, evidence satisfactory to IFC that all necessary Authorizations with respect to the prepayment have been obtained.

(b)           On the date of the prepayment of the C Loan in accordance with Section 2.07 (a), the Borrower shall pay the Prepayment Premium.  The determination by IFC of the Prepayment Premium shall be final and conclusive and bind the Borrower (unless such determination involved manifest error).

(c)           Upon delivery of a notice in accordance with Section 2.07 (a), the Borrower shall make the prepayment in accordance with the terms of that notice; provided, that in the event a Corporate Transaction (in connection with which such prepayment is intended) does not close in accordance with its terms, the Borrower shall not be obligated to make the prepayment as provided in such notice, subject to the payment of any costs, expenses or losses payable under Section 2.12.

Section 2.08.  Fees.  (a) The Borrower shall pay to IFC a commitment fee:

(i)

at the rate of one-half of one per cent (½ %) per annum on that part of the C Loan that from time to time has not been disbursed or canceled, beginning to accrue on the date of this Agreement;

(ii)

pro rated on the basis of a 360-day year for the actual number of days elapsed; and

(iii)

payable semi-annually, in arrears, on each Interest Payment Date, the first such payment to be due on May 15, 2008.

(b)           The Borrower shall also pay to IFC:

(i)

a front-end fee on the C Loan of two hundred thirty two thousand five hundred Dollars ($232,500), to be paid on the date which is thirty (30) days after the date of this Agreement; provided, however, that in the event the Disbursement is made within thirty (30) days after the date of this Agreement, such front-end fee may be funded from the Disbursement proceeds;

(ii)

a portfolio supervision fee of fifteen thousand Dollars ($15,000) per annum, payable upon receipt of a statement from IFC; and

(iii)

if the Borrower and IFC agree to restructure all or part of the C Loan, the Borrower and IFC shall negotiate in good faith an appropriate amount to compensate IFC for the additional work of IFC staff required in connection with such restructuring.

(c)           The Borrower shall also pay to IFC a processing fee of five thousand Dollars ($5,000) for each waiver requested by the Borrower under any Financing Document and for each amendment made to any Financing Document after the Disbursement date.

Section 2.09.  Currency and Place of Payments.  (a) The Borrower shall make all payments of principal, interest, fees, and any other amount due to IFC under this Agreement in the Loan Currency, in same day funds, to the account of IFC at Citibank, N.A., 111 Wall Street, New York, New York, U.S.A., ABA#021000089 for credit to IFC’s account number 36085579, or at such other bank or account in New York as IFC from time to time designates in writing.  Payments must be received in IFC’s designated account no later than 1:00 p.m. New York time.

(b)           The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than the Loan Currency shall not novate, discharge or satisfy the obligation of the Borrower to pay in the Loan Currency all amounts payable under this Agreement except to the extent that (and as of the date when) IFC actually receives funds in the Loan Currency in the account specified in, or pursuant to, Section 2.09 (a).

(c)           The Borrower shall indemnify IFC against any losses resulting from a payment being received or an order or judgment being given under this Agreement in any currency other than the Loan Currency or any place other than the account specified in, or pursuant to, Section 2.09 (a); provided that the foregoing shall not apply if such payment was requested by IFC to be made in any other currency other than the Loan Currency.  The Borrower shall, as a separate obligation, pay such additional amount as is necessary to enable IFC to receive, after conversion to the Loan Currency at a market rate and transfer to that account, the full amount due to IFC under this Agreement in the Loan Currency and in the account specified in, or pursuant to, Section 2.09 (a).

(d)           Notwithstanding the provisions of Section 2.09 (a) and Section 2.09 (b), IFC may require the Borrower to pay (or reimburse IFC) for any Taxes, fees, costs, expenses and other amounts payable under Section 2.14 (a) (Taxes) and Section 2.15 (Expenses) in the currency in which they are payable, if other than the Loan Currency.

Section 2.10.  Allocation of Partial Payments.  If at any time IFC receives less than the full amount then due and payable to it under this Agreement, IFC may allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as IFC in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

Section 2.11.  Increased Costs.  On each Interest Payment Date, the Borrower shall pay, in addition to interest, the amount which IFC from time to time notifies to the Borrower in an Increased Costs Certificate as being the aggregate Increased Costs of IFC accrued and unpaid prior to that Interest Payment Date.

Section 2.12.  Unwinding Costs.  (a) If IFC incurs any cost, expense or loss as a result of the Borrower:

(i)

failing to borrow in accordance with a request for Disbursement made pursuant to Section 2.02 (Disbursement Procedure);

(ii)

failing to prepay in accordance with a notice of prepayment (regardless of whether the applicable Corporate Transaction closes);

(iii)

prepaying all or any portion of the C Loan on a date other than an Interest Payment Date; or

(iv)

after acceleration of the C Loan, paying all or a portion of the C Loan on a date other than an Interest Payment Date;

then the Borrower shall immediately pay to IFC the amount that IFC from time to time notifies to the Borrower as being the amount of those costs, expenses and losses incurred; provided, however, that the Borrower shall not be liable for any such costs, expenses or losses in connection with the conversion of the Conversion Amount into Common Stock pursuant to Article VII (Conversion of the C Loan).

(b)           For the purposes of this Section, “costs, expenses or losses” include any premium, penalty or expense incurred to liquidate or obtain third party deposits, borrowings, hedges or swaps in order to make, maintain, fund or hedge all or any part of the Disbursement or prepayment of the C Loan, or any payment of all or part of the C Loan upon acceleration.

Section 2.13.  Suspension or Cancellation by IFC.  (a) IFC may, by notice to the Borrower, suspend the right of the Borrower to the Disbursement or cancel the Disbursement in whole or in part:

(i)

if any Event of Default has occurred and is continuing;

(ii)

if any event or condition has occurred which has or can be reasonably expected to have a Material Adverse Effect; or

(iii)

on or after February 15, 2008.

(b)           Upon the giving of any such notice, the right of the Borrower to the Disbursement shall be suspended or canceled, as the case may be.  The exercise by IFC of its right of suspension shall not preclude IFC from exercising its right of cancellation, either for the same or any other reason specified in Section 2.13 (a) and shall not limit any other provision of this Agreement. Upon any cancellation the Borrower shall pay to IFC all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to the date of that cancellation.

Section 2.14.  Taxes.  (a) The Borrower shall pay or cause to be paid all Taxes (other than taxes, if any, payable on the overall income of IFC) on or in connection with the payment of any and all amounts due under this Agreement that are now or in the future levied or imposed by any Authority of the Country or by any organization of which the Country is a member or any jurisdiction through or out of which a payment is made.

(b)           All payments of principal, interest, fees and other amounts due under this Agreement shall be made without deduction for or on account of any Taxes.

(c)           If the Borrower is prevented by operation of law or otherwise from making or causing to be made those payments without deduction, the principal or (as the case may be) interest, fees or other amounts due under this Agreement shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Borrower under this subsection) had those payments been made without that deduction.

(d)           If Section 2.14 (c) applies and IFC so requests, the Borrower shall deliver to IFC official tax receipts evidencing payment (or certified copies of them) within thirty (30) days of the later of the date of that request or within ten (10) days after the receipt of such official tax receipts.

Section 2.15.  Expenses.  (a) The Borrower shall pay or, as the case may be, reimburse IFC or its assignees any amount paid by them on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents (excluding the Co-Sale Agreement) and any other documents related to this Agreement or any other Transaction Document.

(b)           The Borrower shall pay to IFC or as IFC may direct:

(i)

the reasonable fees and expenses of IFC’s outside counsel incurred in connection with:

(A)

the preparation of the investment by IFC provided for under this Agreement and any other Transaction Document (excluding the Co-Sale Agreement);

(B)

the preparation and/or review, execution and, where appropriate, translation and registration of the Transaction Documents (excluding the Co-Sale Agreement) and any other documents related to them;

(C)

the giving of any legal opinions required by IFC under this Agreement and any other Financing Document;

(D)

the administration by IFC of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or requested waiver under, any of the Transaction Documents (excluding the Co-Sale Agreement);

(E)

the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the C Loan and its disbursement;

(F)

the occurrence of any Event of Default or Potential Event of Default; and

(G)

the conversion of the Conversion Amount in accordance with Article VII (Conversion of the C Loan); and

(ii)

the costs and expenses incurred by IFC in relation to efforts to enforce or protect its rights under any Transaction Document (excluding the Co-Sale Agreement), the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, or the conversion of the Conversion Amount in accordance with Article VII (Conversion of the C Loan), including reasonable legal fees and expenses.

ARTICLE III

Representations and Warranties

Section 3.01.  Representations and Warranties.  The Borrower represents and warrants that:

(a)           Organization, etc.  The Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas, and is qualified or licensed to do business and is in good standing as a foreign corporation in each other jurisdiction in which the conduct of its business or the ownership of property requires such qualification or licensing, except where failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect.  Each company listed in Schedule 3.01(a) hereof is duly organized, and validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified or licensed to do business and is in good standing as a foreign corporation in each other jurisdiction in which the conduct of its business or the ownership of property requires such qualification or licensing, except where failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect.  Except for the Subsidiaries listed in Schedule 3.01(a), the Borrower does not own, or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity;

(b)           Authority.  The Borrower has the corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder or will, in the case of any Transaction Document not executed as at the date of this Agreement, when such Transaction Document is executed, have the corporate power and authority to execute and deliver such Transaction Document and to perform its obligations thereunder, and such actions have been or will be, as the case may be, duly authorized by all necessary action of the Borrower’s Board of Directors and no other corporate action on the part of the Borrower is or will be necessary to authorize the execution, delivery and performance of the Transaction Documents.  The shares of Common Stock issuable upon conversion of the Conversion Amount have been duly reserved for issuance (subject to any adjustable number of shares) and if, as and when issued in accordance with the terms of this Agreement and delivered to IFC, such shares will be duly and validly issued and outstanding, fully paid and non-assessable and will be free of any Lien and will not be subject to preemptive rights, rights of first refusal or other restrictions on transfer, other than those imposed pursuant to the Subscription Agreement and securities laws of general application.  The issuance of such shares will not be subject to preemptive or other similar rights of any holder of the Borrower’s securities;

(c)           Enforceability.  This Agreement and all other Transaction Documents executed and delivered or to be executed and delivered by the Borrower, when delivered in accordance with the terms hereof and thereof, shall have been duly executed and delivered by the Borrower and constitute a legal, valid and binding agreement and obligation of the Borrower enforceable against it in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights;

(d)           Authorizations.  (i) (A) The Authorizations specified in Annex A are all the Authorizations (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business) needed by the Borrower and its Subsidiaries to conduct their respective businesses, carry out the Project and execute, and comply with their obligations under, this Agreement and each of the other Transaction Documents to which any of them is a party;

(B)

all Authorizations specified in Section (1) of Annex A have been obtained and are in full force and effect; and

(C)

the Borrower and the relevant Subsidiaries have applied (or are making arrangements to apply) for all Authorizations specified in Section (2) and Section (3) of Annex A, and the Borrower has no reason to believe that it or any of such relevant Subsidiaries will not obtain those Authorizations in a timely manner;

and

(ii)

except for rights that can reasonably be expected to be obtained on commercially reasonable terms at the time required, the Project Documents contain all rights that are necessary for:

(A)

the construction, completion, operation and ownership of the Project, and

(B)

the conduct of the business of the Borrower and its Subsidiaries as contemplated by the Transaction Documents;

(e)           No Violation.  The execution and delivery by the Borrower of the Transaction Documents and the performance by the Borrower of its obligations thereunder do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, or (iii) result in a violation of, (x) any Authorization, (y) any material written or oral agreement or instrument, including, without limitation, trust instrument, indenture or evidence of indebtedness, lease, contract or other obligation or commitment binding upon the Borrower or any Subsidiary or any of their respective properties or assets, to the extent such conflict, default or violation could reasonably be expected to have a Material Adverse Effect, (z) any federal, state, or local law, rule, regulation or ordinance, or any restriction, order, writ, judgment, award, determination, injunction or decree of any Authority, or any decision or ruling of any arbitrator binding upon or applicable to the Borrower or any Subsidiary or any of their respective properties or assets, or (aa) any provision of the Charter of the Borrower or organizational documents of any of its Subsidiaries;

(f)            Litigation.  Except as set forth in the Borrower’s public SEC filings, there are no pending or, to the Borrower’s knowledge after due inquiry, overtly threatened actions, claims, orders, decrees, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to have a Material Adverse Effect, and no judgment or order has been issued which could reasonably be expected to have a Material Adverse Effect;

(g)           Charter.  The Borrower has delivered to IFC a true and correct copy of its Charter, which has not been amended since the effective date of October 11, 2007;

(h)           Capitalization. The authorized capital stock of the Borrower consists of 250,000,000 shares of Common Stock, no par value, 63,771,069 shares of which have been validly issued and are outstanding as of September 30, 2007 and are owned beneficially and legally of record by the Persons indicated on Schedule 3.01(h) (and such issued shares are fully paid and non-assessable), and 25,000,000 shares of preferred stock, no par value, none of which are issued or outstanding as of September 30, 2007.  Except as set forth on Schedule 3.01(h), the Borrower owns 100% of the capital stock of each of the Subsidiaries.  Except as set forth on Schedule 3.01(h), there do not exist any other authorized or outstanding securities, options, warrants, calls, commitments, rights to subscribe or other instruments, agreements or rights of any character, or any preemptive rights, convertible into or exchangeable for, or requiring or relating to the issuance, transfer or sale of, any shares of capital stock or other securities of the Borrower or any Subsidiary.  Schedule 3.01(h) contains a capitalization table showing the number of shares of Common Stock and Stock Equivalents owned by each category of holders of Common Stock and/or Stock Equivalents of the Borrower;

(i)            Financial Statements.  All of the Consolidated financial statements included in the most recent quarterly report (Form 10-Q) and annual report (Form 10-K) filed by the Borrower with the SEC (the “Borrower Financial Statements”): (i) have been prepared from and on the basis of, and are in accordance with, the books and records of the Borrower and with the Accounting Standards; (ii) fairly and accurately present in all material respects the Consolidated financial condition of the Borrower as of the date of each such Borrower Financial Statement and the results of its operations for the periods therein specified; and (iii) in the case of the annual financial statements, are accompanied by the audit opinion of the Auditors.  Except as disclosed in the Borrower’s public SEC filings, the Borrower has no liabilities other than (i) liabilities which are reflected or reserved against in the Borrower Financial Statements and which remain outstanding and undischarged as of the date hereof, (ii) liabilities arising in the ordinary course of business of the Borrower since September 30, 2007, (iii) liabilities incurred as a result of the transactions described in the Borrower’s public SEC filings, or (iv) liabilities which were not required by the Accounting Standards to be reflected or reserved on the Borrower Financial Statements;

(j)            No Material Adverse Effect.  Since September 30, 2007, except as disclosed in the Borrower’s public SEC filings, there has not been any event or change which has had or could reasonably be expected to have a Material Adverse Effect and the Borrower has no knowledge of any event or circumstance that would reasonably be expected to result in such a Material Adverse Effect;

(k)           Absence of Certain Changes.  Since September 30, 2007, except as disclosed in the Borrower’s public SEC filings, neither the Borrower nor any of its Subsidiaries has:

(i)

redeemed, purchased or otherwise acquired directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

(ii)

paid, discharged or satisfied any claim, liability or obligation (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Borrower Financial Statements or incurred in the ordinary course of business and consistent with past practice since such date;

(iii)

permitted or allowed any of its material properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien of any kind outside of the ordinary course of business;

(iv)

cancelled any debt or waived any claim or right of substantial value;

(v)

sold, transferred, licensed, leased, pledged, mortgaged or otherwise disposed of any of its material properties or assets (real, personal or mixed, tangible or intangible) or any material amount of property or assets, except in the ordinary course of business;

(vi)

disposed of or permitted to lapse any right to the use of any Proprietary Rights, or disposed of or disclosed to any Person, other than representatives of IFC and Persons subject to a nondisclosure agreement, any trade secret, formula, process, know-how or other Proprietary Right not yet a matter of public knowledge;

(vii)

granted any material increase or accrual in or accelerated any benefit or compensation payable or to become payable to any officer, director, employee or consultant, including any such increase, accrual or acceleration pursuant to any benefit plan except in connection with a promotion or job change or any general increase in the compensation payable or to become payable to officers, employees or directors in the ordinary course of business, or entered into or amended in any material way any employment, material consulting, severance, termination or material benefit plan agreement or arrangement other than in the ordinary course of business;

(viii)

declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Borrower or any of its Subsidiaries;

(ix)

made any change in any method of tax or financial statement accounting or accounting practice that would or would reasonably be expected to result in any material change in the Borrower Financial Statements;

(x)

paid, loaned or advanced any amount to, or sold, transferred or leased any material properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers or directors or employees or any Affiliate of any of its officers or directors or employees, except for directors’ fees and compensation to officers in the ordinary course of business;

(xi)

issued, sold, transferred, pledged, disposed of or encumbered any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, other than shares of Common Stock reserved for issuance on the date of this

Agreement pursuant to the Borrower’s 2005 Long-Term Incentive Compensation Plan, the exercise of any warrants or options to purchase Common Stock described on Schedule 3.01(h) or existing agreements described on Schedule 3.01(h) that require the Borrower to issue shares of Common Stock;

(xii)

terminated or materially modified or amended any of its material contracts or waived, released or assigned any material rights under any material contract or claims, except in the ordinary course of business and consistent with past practice;

(xiii)

revalued in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by the Accounting Standards;

(xiv)

adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Borrower or any of its Subsidiaries; or

(xv)

agreed, whether in writing or otherwise, to take any action described in this Section 3.01 (k);

(l)            Income Tax Returns.  The Borrower and the Subsidiaries have filed all federal and state income tax returns which are required to be filed, and have paid, or made provision for the payment of all taxes which have become due pursuant to said returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.  The Borrower has no knowledge of any pending assessments or adjustments of the income tax payable by the Borrower or its Subsidiaries with respect to any year;

(m)          Compliance with Law.  To the best of the Borrower’s knowledge after due inquiry, the Borrower and each Subsidiary are in compliance with all federal, state, or local laws, rules, regulations or ordinances, or any restrictions, orders, writs, judgments, awards, determinations, injunctions or decrees of any Authority, or any decision or ruling of any arbitrator, in the conduct of its business and corporate affairs, except where failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries has received any written notice that any violation of the foregoing is being or may be alleged;

(n)           Sanctionable Practices.  Neither the Borrower nor any Affiliates, nor any Person acting on its or their behalf, has committed or engaged in, with respect to the Project or any transaction contemplated by this Agreement, any Sanctionable Practice;

(o)           Insurance.  The Borrower’s insurance policies cover such risks and contain such policy limits, types of coverage and deductibles as are, in the Borrower’s judgment, adequate to insure fully (subject to the deductibles and retention amounts described in Schedule 3.01(o)) against risks to which the Borrower and its employees, business, properties and other assets may be exposed in the operation of the business as currently conducted.  All of the Borrower’s insurance policies are valid and enforceable policies, all premiums due and payable under all such policies have been paid and the Borrower is otherwise in compliance in all material respects with the terms of such policies.  The Borrower has no knowledge of any threatened termination of, or material change with respect to, the terms and conditions of such policies.

(p)           Restrictions on Business Activities.  There is no agreement, judgment, injunction order or decree binding upon the Borrower which has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect any of its current or future business practices, its acquisition of property or the conduct of its business as it is currently conducted or as proposed to be conducted;

(q)           ERISA.  Except as set forth in Schedule 3.01(q), each of the Borrower and Subsidiaries is in compliance in all material respects with any applicable provisions of ERISA; each of the Borrower and Subsidiaries has not violated any provision of any employee benefit plan (the “Plan”) maintained or contributed to by it; no Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any Plan initiated by the Borrower or any Subsidiary; each of the Borrower and Subsidiaries has met its minimum funding requirements under ERISA with respect to any Plan; and any Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under the Accounting Standards.  Schedule 3.01(q) describes each Plan maintained by the Borrower and each of its Subsidiaries; provided each description is intended as a summary and is subject to the terms and conditions of each Plan;

(r)            Contracts.  With respect to any material written or oral agreement or instrument, including, without limitation, trust instrument, indenture or evidence of indebtedness, lease, contract or other obligation or commitment (other than the Transaction Documents), to which the Borrower or any Subsidiary is a party or to which any of its properties are subject (i) such agreement or instrument is legal, valid, binding and enforceable and in full force and effect, in each case except for bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally; (ii) such agreement or instrument will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the date hereof in accordance with the terms thereof as in effect prior to the date hereof; (iii) to the knowledge of the Borrower after due inquiry, the Borrower and the Subsidiaries each has performed all the obligations required to be performed by it and is entitled to all benefits thereunder, in each case, except where failure to perform individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, and except for bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally; and (iv) neither the Borrower nor, to the knowledge of the Borrower, any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by the Borrower or, to the knowledge of the Borrower, by any such other party, or permit termination, modification or acceleration, under such agreement or instrument;

(s)           Environmental Matters.

(i)                                     To the best of the Borrower’s knowledge and belief, after due inquiry, there are no material social or environmental risks or issues in relation to the Project other than those identified by the S&EA; and

(ii)                                  The Borrower has not received nor is aware of either (A) any existing or threatened complaint, order, directive, claim, citation or notice from any Authority or (B) any material written communication from any Person concerning the Project’s failure to comply with any matter covered by the Performance Standards which failure has, or could reasonably be expected to have, a Material Adverse Effect or a material adverse impact on the implementation or operation of the Project in accordance with the Performance Standards;

(t)            Proprietary Rights.  The Borrower and the Subsidiaries own, have sufficient title to, or have the right to use (or can obtain the right to use on reasonable commercial terms), all Proprietary Rights necessary to their business as now conducted without infringing upon the right of any Person.  Except for employee confidentiality agreements with employees and consultants, there are no outstanding material options, licenses or agreements relating to intellectual property rights of the Borrower or any Subsidiary necessary to their business as now conducted, nor is the Borrower or any Subsidiary bound by or a party to any material options, licenses or agreements with respect to the Proprietary Rights of any other Person.  To the Borrower’s knowledge, neither the Borrower nor any Subsidiary has violated or is in current violation of, and neither the Borrower nor any Subsidiary has received any communications alleging that the Borrower or any Subsidiary has violated or, by conducting its business as proposed, would violate, any of the Proprietary Rights of any other Person.  The Borrower and the Subsidiaries are not aware of any material violation by a third party of any of their Proprietary Rights necessary to their business as now conducted;

(u)           Employees.  (i) Subject to Section 3.01 (u)(ii), all employees of the Borrower and each Subsidiary are employed “at will” and may be terminated without payment of severance or incurrence of any other liability of the Borrower or the Subsidiaries; no employee of the Borrower is in violation of any material term of any employment contract, confidentiality agreement or any other material contractual obligation relating to the right of any such employee to be employed by the Borrower or any Subsidiary; and neither the Borrower nor any Subsidiary has any employee severance agreement covering any of its employees.  Subject to Section 3.01 (u)(ii), neither the Borrower nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract, nor are any union organization proceedings pending or threatened against the Borrower or any of the Subsidiaries;

(ii)           The Borrower’s employees in the Country are subject to employment laws of the Country and are entitled to any benefits provided under such laws;

(v)           No Strikes, Etc.  There is no labor strike, slowdown or work stoppage or lockout against the Borrower or any of the Subsidiaries or against any contractor with respect to the Project;

(w)          Title to Properties.  The assets owned or leased by the Borrower and its Subsidiaries are all of the assets necessary to conduct the business of the Borrower and its Subsidiaries as currently being conducted.  The Borrower and its Subsidiaries have good and marketable title to substantially all of the assets they own, real and personal, movable and immovable, tangible and intangible, free and clear of all Liens, except for (i) liens for taxes not yet due and payable, (ii) artisan’s or mechanic’s liens arising in the ordinary course of business, (iii) encumbrances described in Schedule 3.01(w), or (iv) minor imperfections of title and encumbrances, if any, which (A) are not substantial in amount, (B) do not detract from the value of the property subject thereto, impair the operations of the business of the Borrower, or the use or license of certain of the assets of the Borrower, and (C) have arisen in the ordinary course of business consistent with past practice;

(x)            Books and Records.  Since September 10, 2004, the books and records of the Borrower, including, without limitation, its stock record books and minute books, are complete and correct in all material respects and accurately and fairly reflect all meetings and other corporate actions of the Borrower’s stockholders and its Board of Directors and committees thereof and all material information relating to its business, the nature, acquisition, maintenance, location and character of its assets, and the nature of all transactions giving rise to its obligations or accounts receivable;

(y)           Related Party Transactions.  Except as disclosed in the Borrower’s public SEC filings, no existing material written or oral agreement or instrument, including, without limitation, trust instrument, indenture or evidence of indebtedness, lease, contract or other obligation or commitment of the Borrower or its Subsidiaries is with or for the direct benefit of (i) any party owning, or formerly owning, beneficially or of record, directly or indirectly, in excess of five per cent (5%) of the outstanding capital stock of the Borrower, (ii) any director, officer or similar representative of the Borrower, (iii) any natural person related by blood, adoption or marriage to any party described in (i) or (ii), or (iv) any entity in which any of the foregoing parties has, directly or indirectly, at least a five per cent (5%) beneficial interest (a “Related Party”).  Without limiting the generality of the foregoing, no Related Party, directly or indirectly, owns or controls any material assets or material properties which are used in the Borrower’s business and to the actual knowledge of the Borrower, no Related Party, directly or indirectly, engages in or has any significant interest in or connection with any business which is, or has been within the last two (2) years, a competitor, customer or supplier of the Borrower or has done business with the Borrower or which currently sells or provides products or services which are similar or related to the products or services sold or provided in connection with the business of the Borrower;

(z)            Securities Law Matters.  Except as disclosed in the Borrower’s public SEC filings, since January 1, 2005, the Borrower has filed in a timely manner all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto (the “Public Filings”), that were required to be filed with (i) the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, and (ii) any applicable state securities authorities (the “Public Filing Rules”). The Public Filings complied as to form in all material respects with the Public Filing Rules as of their respective filing dates, and the information contained therein as of the date thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that information contained in any such document has been revised or superseded by a later filed Public Filing.  The Borrower is in compliance in all material respects with the applicable requirements of the Public Filing Rules, as amended, and the rules and regulations thereunder.  The issuance of any shares of Common Stock to IFC upon conversion of the Conversion Amount will be exempt from registration under the Securities Act;

(aa)         No Anti-Dilution Rights.  The transactions contemplated hereby will not trigger any anti-dilution provisions contained in any existing agreements; and

(bb)         No Material Omissions.  Neither this Agreement nor any schedule, exhibit or certificate of the Borrower made or delivered pursuant to this Agreement contains or will contain any untrue statement of fact, or omits or will omit to state a material fact the absence of which makes such representation, warranty or other statement of the Borrower misleading.

Section 3.02.  IFC Reliance.  The Borrower acknowledges that it makes the representations and warranties in Section 3.01 (Representations and Warranties) with the intention of inducing IFC to enter into this Agreement and that IFC enters into this Agreement on the basis of, and in full reliance on, each of such representations and warranties.

ARTICLE IV

Conditions of Disbursement

Section 4.01.  Conditions of Disbursement.  The obligation of IFC to make the Disbursement is subject to the fulfillment prior to or concurrently with the making of the Disbursement of the following conditions:

(a)           Transaction Documents.  All of the Transaction Documents, each in form and substance satisfactory to IFC, have been entered into by all parties to them and have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements), and IFC has received a copy of each of those agreements to which it is not a party;

(b)           Charter Amendments.  The Borrower has certified to IFC that no amendment has been made to the Borrower’s Charter since the effective date of October 11, 2007, or if any such amendment was made, IFC has received a copy of the Borrower’s amended Charter and determined, in its reasonable judgment, that it is not inconsistent with the provisions of any Transaction Document and does not have or may not reasonably be expected to have a Material Adverse Effect;

(c)           Authorizations.  The Borrower has obtained, and provided to IFC copies of, all Authorizations listed in Section (1) and Section (2) of Annex A, and such other Authorizations not listed in those Sections that may become necessary for:

(i)                                     the C Loan;

(ii)                                  the business of the Borrower as it is presently carried on and is contemplated to be carried on;

(iii)                               the Project;

(iv)                              the due execution, delivery, validity and enforceability of, and performance by the Borrower of its obligations under, this Agreement and the other Transaction Documents, and any other documents necessary or desirable to the implementation of any of those agreements or documents; and

(v)                                 the remittance to IFC or its assigns in Dollars of all monies payable by the Borrower with respect to the Transaction Documents;

and all those Authorizations are in full force and effect;

(d)           Legal Opinions.  IFC has received a legal opinion of Adams and Reese LLP covering the matters set forth in Annex D and such other matters relating to the transactions contemplated by this Agreement as IFC may reasonably request, in form and substance satisfactory to IFC;

(e)           [Intentionally Omitted];

(f)            Insurance.  IFC has received copies of all insurance policies required to be obtained pursuant to Section 5.04 (Insurance) and Annex B, and a certification of the Borrower’s insurers or insurance agents confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid;

(g)           Fees.   IFC has received the fees which Section 2.08 (Fees) requires to be paid before the date of the Disbursement;

(h)           Legal Fees and Expenses.   IFC has received the reimbursement of all reasonable invoiced fees and expenses of IFC’s counsel as provided in Section 2.15 (b)(ii) or confirmation that those fees and expenses have been paid directly to the counsel;

(i)            [Intentionally Omitted];

(j)            Incumbency. IFC has received a Certificate of Incumbency and Authority;

(k)           Appointment of Agent. The Borrower has delivered to IFC evidence, substantially in the form of Exhibit D, of appointment of an agent for service of process pursuant to Section 8.05 (Applicable Law and Jurisdiction);

(l)            Environmental Matters.  (i) the Borrower has completed an S&EA and delivered to IFC the Action Plan, each in form and substance acceptable to IFC, (ii) the Borrower and IFC have agreed on the form of Annual Monitoring Report, and (iii) the Borrower is implementing the S&E Management System diligently and in accordance with the timetable described in the Action Plan and in a manner consistent with the Performance Standards;

(m)          No Default.  No Event of Default and no Potential Event of Default has occurred and is continuing;

(n)           Use of Proceeds.  The proceeds of the Disbursement:

(i)                                     are, at the date of the request, needed by the Borrower for the purpose of the Project, or will be needed for that purpose within five (5) months of that date; and

(ii)                                  are not in reimbursement of, or to be used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in or services supplied from any such country;

(o)           No Material Adverse Effect.  Since the date of this Agreement nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

(p)           No Material Loss or Liability.   Since the date of this Agreement the Borrower and its Subsidiaries have not incurred any loss or liability (except such liabilities as may be incurred in accordance with Section 5.02 (Negative Covenants)) which could reasonably be expected to have a Material Adverse Effect;

(q)           Representations and Warranties. The representations and warranties made in Article III are true and correct in all material respects on and as of the date of the Disbursement with the same effect as if those representations and warranties had been made on and as of the date of the Disbursement;

(r)            No Violations.  After giving effect to the Disbursement, the Borrower would not be in violation of:

(i)                                     its Charter;

(ii)                                  any provision contained in any document to which the Borrower is a party (including this Agreement) or by which the Borrower is bound; or

(iii)                               any law, rule, regulation, Authorization or agreement or other document binding on the Borrower directly or indirectly limiting or otherwise restricting the Borrower’s borrowing power or authority or its ability to borrow; and

(s)           Financial Ratios.  Without limiting the generality of Section 4.02 (r), after taking into account the amount of the Disbursement and any other Long-term Debt incurred by the Borrower and its Subsidiaries, on a Consolidated Basis, and of any amounts of Tangible Net Worth paid into the Borrower and its Subsidiaries, on a Consolidated Basis, after the date of the latest quarterly report (Form 10-Q) of the Borrower delivered to IFC pursuant to Section 5.03 (a) (Reporting Requirements), the Balance Sheet Liabilities to Tangible Net Worth Ratio would not exceed 70:30.

Section 4.02.  Borrower’s Certification.  The Borrower shall deliver to IFC, with respect to the request for Disbursement, certifications, in the form included in Exhibit B, relating to the conditions specified in Section 4.01 (Conditions of Disbursement).

Section 4.03.  Conditions for IFC Benefit.  The conditions in Section 4.01 and Section 4.02 are for the benefit of IFC and may be waived only by IFC in its sole discretion.

ARTICLE V

Particular Covenants

Section 5.01.  Affirmative Covenants.  Unless IFC otherwise agrees, the Borrower shall:

(a)           Corporate Existence; Conduct of Business.   Maintain its corporate existence, comply with its Charter, and implement the Project and conduct its business with due diligence and efficiency and in accordance with sound industry, financial and business practices;

(b)           Use of Proceeds.  Cause the proceeds of the C Loan to be applied exclusively to the direct and indirect expenditures of the Project;

(c)           Compliance with Laws; Taxes.

(i)                                     Conduct its business in compliance, in all material respects, with all applicable requirements of law; and

(ii)                                  Subject to lawful extensions of time, file by the date due all returns, reports and filings in respect of Taxes required to be filed by it and pay, when due, all Taxes due and payable by it;

(d)           Accounting and Financial Management.  Promptly install and maintain an accounting and control system, management information system and books of account and other records, which together adequately present fairly the consolidated financial condition of the Borrower and the consolidated results of its operations in conformity with the Accounting Standards;

(e)           Auditors.   Appoint and maintain at all times a firm of internationally recognized independent public accountants acceptable to IFC as auditors of the Borrower;

(f)            Access.  Upon IFC’s request, and with five (5) Business Days prior notice to the Borrower, permit representatives of IFC and the CAO (including IFC’s consultants) during normal office hours, to:

(i)                                     visit any of the sites and premises where the business of the Borrower or its Subsidiaries is conducted;

(ii)                                  inspect any of the Borrower’s or its Subsidiaries’ sites, facilities, premises and equipment;

(iii)                               have access to the Borrower’s or its Subsidiaries’ books of account and all records; and

(iv)                              have access to those employees, agents, contractors and subcontractors of the Borrower or its Subsidiaries who have or may have knowledge of matters with respect to which IFC seeks information;

at the Borrower’s reasonable expense and no more than twice annually (in the case of IFC and its representatives) and at IFC’s expense (in the case of the CAO); provided that (x) no such prior notice shall be necessary if an Event of Default or Potential Event of Default is continuing or if special circumstances so require and (y) in the case of the CAO, such access shall be for the purpose of carrying out the CAO’s Role;

(g)           Environmental Matters.  (Through its employees, agents, contractors and subcontractors), ensure that the design, construction, operation, maintenance, management and monitoring of the Project’s sites, equipment, operations and facilities are undertaken in compliance with (i) the Action Plan, (ii) the Performance Standards and (iii) the ESRS;

(h)           Review of Annual Monitoring Report.  Periodically review the form of the Annual Monitoring Report and advise IFC as to whether revision of the form is necessary or appropriate in light of changes to the Borrower’s business or operations, or in light of environmental or social risks identified by the Borrower’s S&E Management System, and revise the form as agreed with IFC;

(i)            S&E Management System.  Use all reasonable efforts to ensure the continuing operation of the S&E Management System to assess and manage the social and environmental performance of the Project in a manner consistent with the Performance Standards;

(j)            Block Z-1 License; Authorizations.

(i)                                     Obtain and maintain in force (and where appropriate, renew in a timely manner) (i) the Block Z-1 License and (ii) all Authorizations, including without limitation the Authorizations specified in Annex A, which are necessary for the implementation of the Project, the carrying out of the Borrower’s business and operations generally and the compliance by the Borrower with all its obligations under the Transaction Documents; and

(ii)                                  comply with all the conditions and restrictions contained in, or imposed on the Borrower by, the Block Z-1 License and those Authorizations;

unless in the case of the Authorizations, a failure to do so could not reasonably be expected to have a Material Adverse Effect;

(k)           Financial Ratios.  Maintain a Balance Sheet Liabilities to Tangible Net Worth Ratio of no greater than 70:30;

(l)            Public Disclosures.  Publicly disclose on an annual basis, all material payments (such as taxes, royalties, profit shares) made in the previous year to the local and/national governments of the Country and the Republic of Ecuador under the applicable upstream license contracts; and

(m)          Further Assurances.  From time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments as may reasonably be requested by IFC to enable the Borrower and its Subsidiaries to comply with their obligations under the Transaction Documents.

Section 5.02.  Negative Covenants.  Unless IFC otherwise agrees, the Borrower shall not:

(a)           Distributions.  Declare or pay any dividend or make any cash distribution on its capital stock (other than dividends or distributions payable in Common Stock), or purchase, redeem or otherwise acquire any stock of the Borrower or any option over them or make a payment under any subordinated Financial Debt (including shareholder loans) unless:

(i)                                     in case of dividends, the proposed payment or distribution is out of retained earnings or related to a Corporate Transaction; provided always that the retained earnings out of which any of the payments or distributions referred to in this paragraph (i) may be made should in no event include any amount resulting from the revaluation of any of the Borrower’s assets;

(ii)                                  before or after giving effect to any such action, the Balance Sheet Liabilities to Tangible Net Worth Ratio is no greater than 70:30;

(iii)                               no Event of Default or Potential Event of Default has occurred and is continuing or will occur after giving effect to any such action; and

(iv)                              no earlier than sixty (60) days nor later than thirty (30) days prior to doing so, the Borrower certifies to each of the matters referred to in Section 5.02 (a) (i)-(iii) to IFC in writing, in the form attached as Exhibit E;

(b)           Permitted Liens.  Create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Borrower or any Subsidiary, except for any Lien:

(i)                                     arising from any tax, assessment or other governmental charge or other Lien arising by operation of law, in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as:

(A)                              those proceedings do not involve any substantial danger of the sale, forfeiture or loss of any part of the Project, title thereto or any interest therein, nor interfere in any material respect with the use or disposition thereof or the implementation of the Project or the carrying on of the business of the Borrower or any Subsidiary; and

(B)                                the Borrower has set aside adequate reserves sufficient to promptly pay in full any amounts that the Borrower may be ordered to pay on final determination of any such proceedings;

(ii)                                  created in favor of IFC in connection with any loan (other than the C Loan) from IFC to the Borrower or any Subsidiary pursuant to the proposed financing arrangements described under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity, Capital Resources and Capital Expenditures” in the Borrower’s quarterly report on Form 10-Q for the period ended September 30, 2007 (the “IFC Senior Loan Financing”);

(iii)                               created in favor of any lender (other than IFC) in connection with the refinancing of all or any portion of the IFC Senior Loan Financing; provided, however, that (x) such indebtedness of the Borrower or any Subsidiary to such lender shall be in an amount not to exceed the principal amount of the IFC Senior Loan Financing so refinanced (including accrued interest from the last scheduled payment of interest on such indebtedness, fees, premium (if applicable) and other amounts and expenses related to such refinancing), (y) the average life shall not be shorter than that of the IFC Senior Loan Financing being refinanced (as calculated based on the principal amounts outstanding at the time of such refinancing), and (z) the final maturity of such indebtedness shall not be shorter than the earlier of the final maturity of the C Loan and the final maturity of the IFC Senior Loan Financing; and

(iv)                              created in favor of any lender (other than IFC) in connection with a senior debt financing incurred in the principal amount not to exceed one hundred fifty million Dollars ($150,000,000) and for the same purposes as the IFC Senior Loan Financing; provided, however, that such senior debt financing is a customary borrowing base financing for the oil and gas industry, whereby the borrowing base is linked to an independently certified reserve report;

(c)           Arm’s Length Transactions.   Enter into any transaction except in the ordinary course of business on the basis of arm’s-length arrangements (including, without limitation, transactions whereby the Borrower or any Subsidiary might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products);

(d)           Fundamental Changes.  Change:

(i)                                     its Charter in any manner which would be inconsistent with the provisions of any Transaction Document;

(ii)                                  its Financial Year; or

(iii)                               without the prior written consent of IFC which shall not be unreasonably withheld, the nature or scope of the Project or change the nature of its business or operations;

(e)           Merger, Consolidation, Etc.  (i) Except for Intra-Group Restructurings, consummate any Corporate Transaction without the prior written consent of IFC, which consent shall not be unreasonably withheld; provided, that (i) IFC shall provide its consent or non-consent to the Borrower in writing on or before ten (10) Business Days after receipt of written request for consent from the Borrower (together with a description of the proposed Corporate Transaction in reasonable detail), and (ii) in the event IFC fails to so provide such consent or non-consent on or before the expiration of such ten (10) Business Day period, IFC’s consent shall be deemed to have been given to such proposed Corporate Transaction; and provided, further, that in the event IFC does not consent (or is not deemed to so consent) to such proposed Corporate Transaction, the Borrower shall, subject to Section 5.02 (e)(ii), be entitled to prepay the C Loan, together with payment of the Prepayment Premium and all other amounts payable in accordance with Section 2.07 (b) (Prepayment); and

(ii)           In the event the Borrower prepays the C Loan as described in clause (i) above, the Borrower does not waive any claim it may have that IFC’s consent to the proposed Corporate Transaction was unreasonably withheld, and shall be entitled to file any such claim with a court of competent jurisdiction described in Section 8.05 (b) (Applicable Law and Jurisdiction) within a period of six (6) months following consummation of such Corporate Transaction.  In the event the Borrower obtains a judgment in its favor that such consent was unreasonably withheld, the parties agree that the quantum of damages for such claim shall be the amount of the Prepayment Premium paid to IFC.  IFC shall not be liable for any consequential, indirect, special or punitive damages in connection therewith; the Borrower shall be entitled to make application to the court, however, for incidental expenses as permitted under New York law, including pre-judgment interest and legal fees.  Nothing herein shall be deemed a waiver by IFC of its immunities under its Articles of Agreement or applicable law;

(f)            Use of Proceeds.  Use the proceeds of the Disbursement in the territories of any country that is not a member of the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country;

(g)           Amendment of Action Plan.  The Borrower shall not amend the Action Plan in any material respect without the prior written consent of IFC; or

(h)           Sanctionable Practices.  Engage in (and shall not authorize or permit any Affiliate or any other Person acting on its behalf to engage in) with respect to the Project or any transaction contemplated by this Agreement, any Sanctionable Practice.  The Borrower further covenants that should IFC notify the Borrower of its concerns that there has been a violation of the provisions of this Section or of Section 3.01 (n) (Representations and Warranties), it shall cooperate in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC’s request.

Section 5.03.  Reporting Requirements.  Unless IFC otherwise agrees, the Borrower shall:

(a)           Quarterly Requirements.  As soon as available but in any event within forty-five (45) days after the end of each quarter of each Financial Year, deliver to IFC:

(i)                                     a copy of the Borrower’s quarterly report (Form 10-Q) as filed with the SEC; and

(ii)                                  a report (in the form pre-agreed by IFC), signed by the Borrower’s chief financial officer, concerning compliance with the financial covenants in this Agreement (including a clear description of the methodology used in the respective calculations);

(b)           Annual Requirements.  As soon as available but in any event within ninety (90) days after the end of each Financial Year, deliver to IFC:

(i)                                     a copy of the Borrower’s annual report (Form 10-K) as filed with the SEC;

(ii)                                  a report (in the form pre-agreed by IFC), signed by the Borrower’s chief financial officer and reviewed by its Auditors, concerning compliance with the financial covenants in this Agreement (including a clear description of the methodology used in the respective calculations);

(iii)                               an updated certification of the reserves in the Corvina field, and, if applicable, any other field reserves in Block Z-1, prepared in accordance with SEC regulations by the Independent Engineer;

(iv)                              a capital and operating budget for the next Financial Year; and

(v)                                 a consolidating statement by the Borrower of all transactions between the Borrower and each of its Affiliates, if any, during that Financial Year, and a certification by the Borrower’s chief financial officer that those transactions were on the basis of arm’s-length arrangements;

(c)           Annual Monitoring Report.  Within sixty (60) days after the end of each Financial Year, deliver to IFC the corresponding Annual Monitoring Report in a form consistent with the requirements of this Agreement confirming compliance with the Action Plan, the social and environmental covenants set forth in Sections 5.01 and 5.02 and Applicable S&E Law, or, as the case may be, identifying any non-compliance or failure, and the actions being taken to remedy it; provided that the Borrower may supplement any Annual Monitoring Report with such information as may be useful to enhance its clarity and/or to better illustrate the Borrower’s performance over time (e.g., charts, graphs);

(d)           Notice of Accidents, Etc.  Within five (5) Business Days after its occurrence, notify IFC of any social, labor, health and safety, security or environmental incident, accident or circumstance having, or which could reasonably be expected to have, a Material Adverse Effect or material adverse impact on the implementation or operation of the Project in accordance with the Performance Standards, specifying in each case the nature of the incident, accident, or circumstance and any effect resulting or likely to result therefrom, and the measures the Borrower is taking or plans to take to address them and to prevent any future similar event; and keep IFC informed of the on-going implementation of those measures and plans;

(e)           Shareholder Matters.  Give notice to IFC, concurrently with the Borrower’s notification to its stockholders, of any meeting of its stockholders, such notice to include the agenda of the meeting; and, as soon as available, deliver to IFC copies of all notices, reports and other communications of the Borrower to its stockholders, whether any such communication has been made on an individual basis or by way of publication in a newspaper or other communication medium;

(f)            Changes to Project; Material Adverse Effect.  Promptly notify IFC of any proposed change in the nature or scope of the Project or the business or operations of the

Borrower and of any event or condition that has or may reasonably be expected to have a Material Adverse Effect;

(g)           Litigation, Etc.  Promptly upon becoming aware of any litigation, arbitration or administrative proceedings before any Authority or arbitral body which has or may reasonably be expected to have a Material Adverse Effect, notify IFC by facsimile of that event specifying the nature of that litigation or those proceedings and the steps the Borrower is taking or proposes to take with respect thereto;

(h)           Default.  Promptly upon the occurrence of an Event of Default or Potential Event of Default, notify IFC by facsimile specifying the nature of that Event of Default or Potential Event of Default and any steps the Borrower is taking to remedy it; and

(i)            Other Information.  Promptly provide to IFC such other information as IFC from time to time requests about the Borrower, its Subsidiaries, their respective assets and the Project.

Section 5.04.  Insurance.  (a) The Borrower shall cause its operations in the Country to effect and maintain the insurance coverage specified in Annex B at all times, under forms of policies and with insurers and reinsurers acceptable to IFC.  For the avoidance of doubt, the Borrower’s obligations under this Section 5.04 shall survive a conversion of the Conversion Amount into Common Stock pursuant to Article VII (Conversion of the C Loan).

(b)           All policies of liability insurance required to be maintained in accordance with Annex B shall be endorsed to name IFC and its officers and employees as additional insureds.

ARTICLE VI

Events of Default

Section 6.01.  Acceleration after Default.  If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), IFC may, by notice to the Borrower, require the Borrower to repay the C Loan or such part of the C Loan as is specified in that notice.  On receipt of any such notice, the Borrower shall immediately repay the C Loan (or that part of the C Loan specified in that notice) and pay all interest accrued on it, the prepayment premium specified in Section 2.07 on the amount of the C Loan whose payment is accelerated and any other amounts then payable under this Agreement. The Borrower waives any right it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.

Section 6.02.  Events of Default.  It shall be an Event of Default if:

(a)           Failure to Pay Principal or Interest.   The Borrower fails to pay when due any part of the principal of, or interest on, the C Loan and such failure continues for a period of three (3) Business Days;

(b)           Failure to Pay Other IFC Loans.  The Borrower fails to pay when due any part of the principal of, or interest on, any loan from IFC to the Borrower other than the C Loan and any such failure continues for the relevant grace period allowed for in the agreement providing for that loan;

(c)           Failure to Comply with Obligations.   The Borrower (or, in the case of the Block Z-1 License, any Subsidiary) fails to comply with any of its obligations under this Agreement or any other Transaction Document or any other agreement between the Borrower and IFC (other than for the payment of the principal of, or interest on, the C Loan or any other loan from IFC to the Borrower), and any such failure continues for a period of thirty (30) days after the earlier of (x) the date on which IFC notifies the Borrower of that failure and (y) the date on which the Borrower should reasonably have become aware of that failure; provided, however, that such thirty (30) day cure period shall be extended to ninety (90) days in aggregate if not curable within thirty (30) days and the Borrower is pursuing a cure in good faith;

(d)           Failure by Other Parties to Comply with Obligations.  Any party (other than IFC or the Borrower) to a Transaction Document (excluding the Co-Sale Agreement) fails to observe or perform any of its obligations under that Transaction Document, and such failure continues for a period of thirty (30) days after the earlier of (i) the date on which IFC notifies the Borrower of that failure and (y) the date on which the Borrower should reasonably have become aware of that failure; provided, however, that such thirty (30) day period shall be extended to one hundred twenty (120) days in aggregate if such failure is by a party not an Affiliate of the Borrower, is not curable within thirty (30) days and the Borrower is pursuing a cure in good faith;

(e)           Misrepresentation.  Any representation or warranty made in Article III or in connection with the execution of, or any request (including a request for Disbursement) under, this Agreement or any other Financing Document is found to be incorrect, except if such incorrectness could not reasonably be expected to result in a Material Adverse Effect;

(f)            Expropriation, Nationalization, Etc.  Any Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the property or other assets of the Borrower or any Subsidiary or of its respective capital stock, or assumes custody or control of that property or other assets or of the business or operations of the Borrower or any Subsidiary or of its respective capital stock, or takes any action for the dissolution or disestablishment of the Borrower or any Subsidiary or any action that would prevent the Borrower or any Subsidiary or its respective officers from carrying on all or a substantial part of its business or operations;

(g)           Involuntary Proceedings.  A decree or order by a court is entered against the Borrower or any Subsidiary:

(i)                                     adjudging the Borrower or such Subsidiary bankrupt or insolvent;

(ii)                                  approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or with respect to, the Borrower or such Subsidiary under any applicable law;

(iii)                               appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or such Subsidiary or of any substantial part of its respective property or other assets; or

(iv)                              ordering the winding up or liquidation of its affairs;

or any petition is filed seeking any of the above and is not dismissed within sixty (60) days;

(h)           Voluntary Proceedings.  The Borrower or any Subsidiary:

(i)                                     requests a moratorium or suspension of payment of Liabilities from any court;

(ii)                                  institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

(iii)                               consents to the institution of bankruptcy or insolvency proceedings against it;

(iv)                              files a petition or answer or consent seeking reorganization or relief under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or such Subsidiary or of any substantial part of its respective property or other assets;

(v)                                 makes a general assignment for the benefit of creditors; or

(vi)                              admits in writing its inability to pay its Liabilities generally as they become due or otherwise becomes insolvent;

(i)            Attachment.  An attachment or analogous process is levied or enforced upon or issued against any of the assets of the Borrower for an amount in excess of the equivalent of two hundred fifty thousand Dollars ($250,000) and is not discharged within thirty (30) days;

(j)            Analogous Events to Bankruptcy.  Any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Section 6.02 (g), Section 6.02(h) and Section 6.02 (i);

(k)           Cross-Default.  The Borrower or any Subsidiary fails to (i) make any payment in respect of any of its Liabilities (other than the C Loan or any other loan from IFC to the Borrower or such Subsidiary) in excess of the equivalent of three million Dollars ($3,000,000) or (ii) perform any of its obligations under any agreement pursuant to which there is outstanding any such Liability (as provided in clause (i) above), and any such failure continues for more than any applicable period of grace or any such Liability becomes prematurely due and payable or is placed on demand;

(l)            Failure to Maintain Authorizations.  Any Authorization necessary for the Borrower or any Subsidiary to perform and observe its obligations under any Transaction Document (excluding the Co-Sale Agreement), or to carry out the Project, is not obtained when required or is rescinded or terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to IFC or its assignees, in the Loan Currency, of any amounts payable under any Transaction Document (excluding the Co-Sale Agreement), unless such failure could not reasonably be expected to have a Material Adverse Effect, and any such failure continues for a period of thirty (30) days after the earlier of (x) the date on which IFC notifies the Borrower of that failure and (y) the date on which the Borrower should reasonably have become aware of that failure; provided, however, that such thirty (30) day cure period shall be extended to ninety (90) days in aggregate if not curable within thirty (30) days and the Borrower is pursuing a cure in good faith;

(m)          Revocation, Etc., of Transaction Documents.  Any Transaction Document (excluding the Co-Sale Agreement) or any of its material provisions:

(i)                                     is revoked, terminated or ceases to be in full force and effect without, in each case, the prior consent of IFC, and that event, if capable of being remedied, is not remedied to the satisfaction of IFC within thirty (30) days of the earlier of (x) the date on which IFC notifies the Borrower of that event and (y) the date on which the Borrower should reasonably have become aware of that event; provided, however, that such thirty (30) day cure period shall be extended to ninety (90) days in aggregate if not curable within thirty (30) days and the Borrower is pursuing a cure in good faith;

(ii)                                  becomes unlawful or is declared void; or

(iii)                               is repudiated or the validity or enforceability of any of its provisions at any time is challenged by any Person and such repudiation or challenge is not withdrawn within thirty (30) days of IFC’s notice to the Borrower requiring that withdrawal; provided, that (A) in the case of the Block Z-1 License, such thirty (30) day period shall be extended to one hundred twenty (120) days in aggregate if such repudiation or challenge is not withdrawn within thirty (30) days and the Borrower is diligently contesting such repudiation or challenge, and (B) no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation or challenge becomes effective;

(n)           Unsatisfied Judgments.  A judgment or judgments, decrees, orders or arbitral awards for the payment of money the execution of which is not effectively stayed or satisfied within sixty (60) or more consecutive days after it has become final and non-appealable, is entered against the Borrower or any Subsidiary in excess of two hundred fifty thousand Dollars ($250,000) in the aggregate or the equivalent thereof in other currencies; or

(o)           Project Abandonment.  The Borrower abandons the Project.

Section 6.03.  Bankruptcy.  If any event described in Section 6.02 (g) (Events of Default) occurs (or any analogous event under Section 6.02 (j) (Events of Default)), the C Loan, all interest accrued on it and any other amounts payable under this Agreement will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrower waives.

ARTICLE VII

Conversion of the C Loan

Section 7.01.  Conversion by IFC or the Borrower.  (a) Either IFC or the Borrower may, at its sole discretion, convert the Conversion Amount into Common Stock at any time during the Conversion Period and in the manner provided herein by delivering a Conversion Notice to the other party; provided, however, that the Borrower shall be entitled to deliver a Conversion Notice only if the Current Market Price exceeds one hundred and seventy five per cent (175%) of the Conversion Price.

(b)           The number of shares to be issued and delivered by the Borrower to IFC upon conversion of the Conversion Amount into Common Stock shall be equal to the result of (x) the Conversion Amount divided by (y) the Conversion Price.  The Borrower shall deliver to IFC a check for cash in lieu of any fractional share in accordance with Section 7.02 (c) (Conversion Procedure).

Section 7.02.  Conversion Procedure.  (a) As promptly as practicable after receipt by the Borrower or IFC, as the case may be, of a Conversion Notice, the Borrower shall take all such actions as may be necessary or desirable in accordance with all applicable stock exchange or other legal requirements to give effect to the conversion of the Conversion Amount into Common Stock, including, without limitation:

(i)                                     obtaining all Authorizations and corporate approvals that are required in connection with such conversion;

(ii)                                  causing any amendment to the Charter in connection with such conversion to be filed with all relevant Authorities; and

(iii)                               taking all such other steps as may be necessary for any increase in the authorized capital stock of the Borrower necessary for giving effect to such conversion to be duly registered on the books of the Borrower and with all relevant Authorities;

all such actions to be made prior to and effective on and as of the Conversion Date.

(b)           As soon as practicable, but in any event not later than forty-five (45) days after the Conversion Date, the Borrower shall deliver to IFC (i) the certificates, each registered in the name of IFC, for the number of full shares of Common Stock issued upon the conversion, and (ii) a check for any fractional share in accordance with Section 7.02 (c).  IFC shall be treated as a stockholder of record with respect to such shares of Common Stock on and after the Conversion Date.

(c)           The Borrower shall not issue a fractional share of Common Stock upon conversion of the Conversion Amount.  Instead, the Borrower shall deliver a check for an amount in Dollars equal to the current market value of the fractional share.  The current market value of a fraction of a share shall be a product of (x) the Conversion Price multiplied by (y) the fraction (rounded to the nearest cent).

(d)           The delivery by the Borrower of the fixed number of shares of Common Stock pursuant to this Section 7.02 shall be deemed to satisfy the Borrower’s obligation to pay the principal amount of the C Loan, all accrued interest thereon and all other amounts accrued under this Agreement that have not been paid.  Such Common Stock shall be treated as issued first in payment of accrued interest, second in payment of principal of the C Loan and then in payment of all other unpaid amounts.

Section 7.03.  Taxes on Conversion.  The Borrower shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion.

Section 7.04.  Borrower to Reserve Common Stock.  (a) The Borrower shall at all times reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Conversion Amount.

(b)           All shares of Common Stock issued upon conversion of the Conversion Amount shall be fully paid, non-assessable, freely transferable and free of any Liens and preemptive or other similar rights.

(c)           The Borrower shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion and shall list such shares on the American Stock Exchange.

Section 7.05.  Adjustment for Change in Capital Stock.  (a) If the Borrower:

(i)                                     pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

(ii)                                  subdivides its outstanding shares of Common Stock into a greater number of shares;

(iii)                               combines its outstanding shares of Common Stock into a smaller number of shares;

(iv)                              makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or

(v)                                 issues by reclassification of its Common Stock any shares of its capital stock;

then the conversion privilege and the Conversion Price in effect immediately prior to such action shall be proportionately adjusted so that IFC may receive the aggregate number and kind of shares of capital stock of the Borrower that IFC would have owned immediately following such action if the Conversion Amount had converted immediately prior to such action.

(b)           Each adjustment contemplated by Section 7.05 (a) shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

(c)           If after such adjustment IFC may receive shares of two or more classes of capital stock of the Borrower, the Board of Directors of the Borrower, acting in good faith, shall determine the allocation of the adjusted Conversion Price among the classes of capital stock.  After such allocation, the conversion privilege and the Conversion Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Article VII.  The term “Common Stock” shall thereafter apply to each class of capital stock and the Borrower shall enter into an amendment hereto, as may be necessary to reflect such conversion privilege and Conversion Price.

(d)           The adjustment contemplated by this Section 7.05 shall be made successively whenever any of the events listed above shall occur.

Section 7.06.  Adjustment for Rights Issue.  (a) If the Borrower distributes any rights, options or warrants to all holders of its Common Stock entitling them for a period expiring within sixty (60) days after the record date mentioned below to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price on that record date, the Conversion Price shall be adjusted in accordance with the following formula:

where:

C’ =          the adjusted Conversion Price

C =              the current Conversion Price

O =             the number of shares of Common Stock outstanding on the record date

N =             the number of additional shares of Common Stock subject to such rights, options or warrants

P =               the offering price per share of the additional shares

M =          the Current Market Price on the record date

(b)           The adjustment contemplated by Section 7.06 (a) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights, options or warrants.  If at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants shall have been exercised, the Conversion Price shall immediately be readjusted to what it would have been if “N” in the above formula had been the number of shares actually issued.

Section 7.07.  Adjustment for Other Distributions.  (a) If the Borrower distributes to all holders of its Common Stock any of its assets (including, but not limited to, cash), debt securities or other securities or any rights, options or warrants to purchase assets, debt securities or other securities of the Borrower, the Conversion Price shall be adjusted in accordance with the following formula:

where:

C’ =          the adjusted Conversion Price

C =              the current Conversion Price

M =          the Current Market Price on the record date mentioned below

F =               the fair market value on the record date of the assets, securities, rights, options or warrants applicable to one share of Common Stock.  Fair market value shall be determined in good faith by the Board of Directors of the Borrower; provided that the Borrower shall obtain an appraisal or other valuation opinion in support of the Board of Directors’ determination from an investment bank or accounting firm of recognized national standing if the aggregate fair market value exceeds $1,000,000.

(b)           The adjustment contemplated by Section 7.07 (a) shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution.

(c)           This Section 7.07 does not apply to cash dividends or cash distributions paid in any Financial Year out of Consolidated net income of the Borrower for the current Financial Year or the prior Financial Year, as shown on the books of the Borrower prepared in accordance the Accounting Standards.  Also, this Section 7.07 does not apply to rights, options or warrants referred to in Section 7.06 (Adjustment for Rights Issue).

Section 7.08.  Adjustment for Common Stock Issue.  (a)  If the Borrower issues shares of Common Stock for a consideration per share less than the Current Market Price on the date the Borrower fixes the offering price of such additional shares, the Conversion Price shall be adjusted in accordance with the following formula:

where:

C' =            the adjusted Conversion Price

C =              the current Conversion Price

O =             the number of shares of Common Stock outstanding on the record date

P =               the aggregate consideration received for the issuance of such additional shares

M =          the Current Market Price on the record date

A =            the number of shares of Common Stock outstanding immediately after the issuance of such additional shares

(b)           The adjustment contemplated by this Section 7.08 shall be made successively whenever any such issuance is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such additional shares of Common Stock.

(c)           This Section 7.08 shall not apply to:

(i)            any of the transactions described in Section 7.06 (Adjustment for Rights Issue) and Section 7.07 (Adjustment for Other Distributions);

(ii)           the conversion of the Conversion Amount or the conversion or exchange of securities convertible into or exchangeable for Common Stock;

(iii)          the issuance of Common Stock upon the exercise of rights, options or warrants issued to the holders of Common Stock;

(iv)          the issuance of Common Stock to the Borrower’s employees under bona fide employee benefit plans adopted by the Board of Directors of the Borrower, and approved by the holders of Common Stock when required by law, but only to the extent that the aggregate number of shares excluded by this clause (iv) and issued after the date of this Agreement shall not exceed five per cent (5%) of the Common Stock outstanding as of the date of this Agreement;

(v)           the issuance of Common Stock to stockholders of any Person that merges into the Borrower in proportion to their stock holdings of such Person immediately prior to such merger, upon such merger;

(vi)          the issuance of Common Stock in a bona fide public offering pursuant to a firm commitment underwriting; or

(vii)         the issuance of Common Stock in a bona fide private placement through a placement agent that is a member firm of the National Association of Securities Dealers, Inc. (except to the extent that any discount from the Current Market Price shall exceed twenty per cent (20%) of the then current market price).

Section 7.09.  Adjustment for Convertible Securities Issue.  (a)  If the Borrower issues any securities, rights, options or warrants convertible into or exchangeable for Common Stock (other than the shares issuable pursuant to this Agreement or securities issued in transactions described in Section 7.06 (Adjustment for Rights Issue), Section 7.07 (Adjustment for Other Distributions) and Section 7.08 (Adjustment for Common Stock Issue)) for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities less than the Current Market Price on the date of issuance of such securities, the Conversion Price shall be adjusted in accordance with the following formula:

where:

C' =            the adjusted Conversion Price

C =              the current Conversion Price

O =             the number of shares of Common Stock outstanding on the record date

P =               the aggregate consideration received for the issuance of such securities

M =          the Current Market Price of Common Stock on the record date

D =             the maximum number of shares of Common Stock deliverable upon conversion or exchange of such securities at the initial conversion or exchange rate.

(b)           The adjustment contemplated by this Section 7.09 shall be made successively whenever any such issuance is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such securities, rights, options or warrants.  If at the end of the period during which such securities, rights, options or warrants are convertible into or exchangeable for Common Stock, not all such securities, rights, options or warrants shall have been so converted or exchanged, the Conversion Price shall immediately be readjusted to what it would have been if “D” in the above formula had been the number of shares actually issued upon conversion or exchange.

(c)           This Section 7.09 shall not apply to:

(i)            the issuance of convertible securities to stockholders of any Person that merges into the Borrower, or with a Subsidiary, in proportion to their stock holdings of such Person immediately prior to such merger, upon such merger;

(ii)           the issuance of convertible securities in a bona fide public offering pursuant to a firm commitment underwriting; or

(iii)          the issuance of convertible securities in a bona fide private placement through a placement agent that is a member firm of the National Association of Securities Dealers, Inc. (except to the extent that any discount from the Current Market Price shall exceed twenty per cent (20%) of the then current market price).

Section 7.10.  Notice of Adjustment.  Whenever the Conversion Price is adjusted, the Borrower shall promptly deliver to IFC a notice of the adjustment and a certificate from the Auditors briefly stating the facts requiring the adjustment and the manner of computing it.  Such certificate shall be conclusive evidence that the adjustment is correct, absent manifest error.

ARTICLE VIII

Miscellaneous

Section 8.01.  Saving of Rights.  (a) The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of the Borrower shall not be prejudiced by any investigation by or on behalf of IFC into the affairs of the Borrower, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of IFC in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

(b)           No course of dealing or waiver by IFC in connection with any condition of Disbursement under this Agreement shall impair any right, power or remedy of IFC with respect to any other condition of Disbursement, or be construed to be a waiver thereof.

(c)           No course of dealing and no failure or delay by IFC in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall waive or impair, or be construed to be a waiver of, such or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise; nor shall the action of IFC with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of IFC with respect to any other default.

Section 8.02.  Notices.  Any notice, request or other communication to be given or made under this Agreement shall be in writing.  Subject to Section 5.03 (g) and (h) (Reporting Requirements) and Section 8.05 (Applicable Law and Jurisdiction), any such communication may be delivered by hand, airmail, facsimile or established courier service to the party’s address specified below or at such other address as such party notifies to the other party from time to time, and will be effective upon receipt.

For the Borrower:

BPZ Resources, Inc.

580 Westlake Park Blvd., Suite 525

Houston, Texas 77079

Facsimile:               (281) 556-6377

Attention:              Chief Financial Officer

With a copy to:

Adams and Reese LLP

4400 One Houston Center

1221 McKinney

Houston, Texas 77010

Facsimile:               (713) 652-5152

Attention:              Mark W. Coffin

For IFC:

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Facsimile:               (202) 974-4768

Attention:              Director, Oil, Gas, Mining and Chemicals Department

With a copy (in the case of communications relating to payments) sent to the attention of the Director, Department of Financial Operations, at:

Facsimile:               (202) 522-7419.

Section 8.03.  English Language.  (a) All documents to be provided or communications to be given or made under this Agreement shall be in the English language.

(b)           To the extent that the original version of any document to be provided, or communication to be given or made, to IFC under this Agreement or any other Transaction Document is in a language other than English, that document or communication shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original.  IFC may, if it so requires, obtain an English translation of any document or communication received in a language other than English at the cost and expense of the Borrower.  IFC may deem any such English translation to be the governing version between the Borrower and IFC.

Section 8.04.  Term of Agreement.  This Agreement shall continue in force until the earlier of (i) the date on which all monies payable under it have been fully paid in accordance with its provisions and (ii) upon the conversion of the Conversion Amount into Common Stock in accordance with Article VII (Conversion of the C Loan), subject to the survival of the following provisions: Sections 2.15 (Expenses), 5.02 (e)(ii) (Negative Covenants) and 8.05 (Applicable Law and Jurisdiction) and, to the extent applicable after the Conversion Date, Sections 7.02 (b) (Conversion Procedure), 7.02 (c) (Conversion Procedure), 7.03 (Taxes on Conversion) and 7.04 (Borrower to Reserve Common Stock).

Section 8.05.  Applicable Law and Jurisdiction.  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

(b)           For the exclusive benefit of IFC, the Borrower irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought in the courts of the United States of America located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan.  By the execution of this Agreement, the Borrower irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.  Final judgment against the Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(c)           Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue the Borrower in the Country or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.

(d)           The Borrower hereby irrevocably designates, appoints and empowers C T Corporation System, with offices currently located at 111 Eighth Avenue, New York, New York 10011, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in the State of New York in respect of this Agreement.

(e)           As long as this Agreement remains in force, the Borrower shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons,

complaint or other legal process in any action, suit or proceeding IFC may bring in New York, New York, United States of America, with respect to this Agreement.  The Borrower shall keep IFC advised of the identity and location of such agent.

(f)            The Borrower also irrevocably consents, if for any reason its authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in New York, New York, to the service of such papers being made out of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrower, at its address specified pursuant to Section 8.02 (Notices).  In such a case, IFC shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Borrower.

(g)           Service in the manner provided in Sections 8.05 (d), (e) and (f) in any action, suit or proceeding will be deemed personal service, will be accepted by the Borrower as such and will be valid and binding upon the Borrower for all purposes of any such action, suit or proceeding.

(h)           The Borrower irrevocably waives to the fullest extent permitted by applicable law:

(i)	any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section;

(ii)	any claim that any such action, suit or proceeding has been brought in an inconvenient forum;

(iii)	its right of removal of any matter commenced by IFC in the courts of the State of New York to any court of the United States of America; and

(iv)	any and all rights to demand a trial by jury in any such action, suit or proceeding brought against the Borrower by IFC.

(i)            To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document to which it is a party, from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(j)            The Borrower hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America. The Borrower hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.

(k)           To the extent that the Borrower may, in any action, suit or proceeding brought in any of the courts referred to in Section 8.05 (b) or a court of the Country or elsewhere arising out of or in connection with this Agreement or any other Transaction Document to which the Borrower is a party, be entitled to the benefit of any provision of law requiring IFC in such action, suit or proceeding to post security for the costs of the Borrower, or to post a bond or to take similar action, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

Section 8.06.  Disclosure of Information.  (a) IFC may disclose any documents or records of, or information about, this Agreement or any other Transaction Document, or the assets, business or affairs of the Borrower and its Subsidiaries to:

(i)                                     its outside counsel, auditors and rating agencies, and

(ii)                                  any other Person as IFC may deem appropriate in connection with any proposed sale, transfer, assignment or other disposition of IFC’s rights under this Agreement or any Transaction Document or otherwise for the purpose of exercising any power, remedy, right, authority, or discretion relevant to this Agreement or any other Transaction Document.

(b)           The Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between the Borrower and IFC, a disclosure of information by IFC in the circumstances contemplated by Section 8.06 (a) does not violate any duty owed to the Borrower under this Agreement or under any such other agreement.

Section 8.07.  Successors and Assignees.  This Agreement binds and benefits the respective successors and assignees of the parties. However, the Borrower may not assign or delegate any of its rights or obligations under this Agreement without the prior consent of IFC.

Section 8.08.  Amendments, Waivers and Consents.  Subject to Section 2.8 (c) (Fees), any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties.

Section 8.09.  Counterparts.  This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

BPZ RESOURCES, INC.

By:	/s/ Manuel Pablo Zúñiga-Pflücker

Name:	Manuel Pablo Zúñiga-Pflücker

Title:	President and Chief Executive Officer

INTERNATIONAL FINANCE CORPORATION

By:	/s/ Delanson Crist

Name:	Delanson Crist

Title:	Senior Manager

ANNEX A

BORROWER/PROJECT AUTHORIZATIONS

(See Sections 3.01 (d) and 4.01 (d) of the C Loan Agreement)

Section (1).         Authorizations Already Obtained

(a)                                  A permit from Perupetro authorizing the simultaneous production and extended well testing of the oil reservoirs in Block Z-1’s Corvina oil field, which shall be in form and substance satisfactory to IFC

Section (2).         Authorizations to be Obtained Prior to the Disbursement

(a)                                  Perupetro’s Temporary Financial Procedure for Review of the Measurement of Oil from the Corvina field in Patio Tanques de la Refineria de Talara - Petroperu (Block Z-1) (Procedimiento Temporal de Fiscalizacion Por Aforo de Petroleo Proveniente del Yacimiento Corvina en Patio Tanques de la Refinería de Talara — Petroperu Lote Z-1), which shall be in form and substance satisfactory to IFC

(b)                                 Perupetro’s Temporary Fiscalized Procution and Valutation Agreement for Oil from the Corvina field in Patio Tanques de la Refineria de Talara - Petroperu (Block Z-1) (Procedimiento de Fiscalizacion de la Produccion de Petroleo y un Acuerdo de Valorizacion de la Production Fiscalizada), which shall be in form and substance satisfactory to IFC

Section (3).         Authorizations to be Obtained after the Disbursement

(a)                                  Procedure for Purchase and Sale of Crude Oil between BPZ Exploración & Producción S.R.L. (Block Z-1) and Petroleos del Peru-Petroperu S.A. (Procedimiento de Compra — Venta de Petroleo Crudo Entre BPZ Exploración & Producción S.R.L. (Lote Z-1) y Petroleos del Peru-Petroperu S.A.) to be executed prior to, or simultaneously with, the execution of the relevant purchase and sale agreement, each of which shall be in form and substance satisfactory to IFC

ANNEX B

INSURANCE REQUIREMENTS

(See Section 5.04 of the C Loan Agreement)

1.                                      Marine Cargo Insurance (for imported plant and equipment)  covering imports (and returns if applicable) of plant, equipment, machinery and materials to the Project site;

                                                Cover is to be on the basis of Institute Cargo Clauses (A) plus War, plus Strike, Riot and Civil Commotion and should include a minimum of 60 days of storage on site.

Sum Insured	:	No less than the value of all contract works, equipment and supplies, plus insurance and freight (CIF).

Deductibles	:	Not to exceed $25,000 each loss.

Insured	:	The Borrower and Subsidiaries.

General	:	Cover to include 50/50 Clause.

2.                                      Marine Delay in Start-Up (“MDSU”)

Cover	:	Standing charges following delay in start of commercial operation of the Power Plant, as a direct result of physical loss or damage covered under the Marine Cargo insurance (see above).

Sum Insured	:	An amount at least equal to the estimated Debt Service during the Indemnity Period.

Indemnity Period	:	18 months from the anticipated commercial operations date.

Deductibles	:	No more than 60 days.

Insured	:	The Borrower and Subsidiaries.

3.                                      Construction/Erection “All Risks” (“CAR/EAR”)

Cover	:	All contract works executed and in the course of execution, materials and temporary works, against “all risks” of physical loss or damage.

Sum Insured	:	An amount sufficient to pay claims on a reinstatement basis.

Deductibles	:	In respect of any one occurrence, arising during the construction and testing period:

(i)	hot testing & commissioning of	Not more than
	Gas Turbines, LEG 2/96 and	$ 350,000
maintenance losses

(ii)	all other hot testing &	Not more than
	commissioning	$ 250,000

(iii)	earthquake	Not more than
$ 250,000

(iv)	all other events	Not more than
$ 100,000

Period of Cover	:

From (i) the notice to proceed and during the design, engineering, procurement, site preparation, construction, testing and commissioning and start-up and until entry into production to (ii) the commencement of the Operational Phase insurances as referred to herein, plus 12 months maintenance period.

Insured	:	The Borrower, and the Project contractors and suppliers, as applicable.

General	:	a) Cover shall include transit within the Country of locally procured goods and materials.

b)	Claims will be paid in the currency in which the cost is incurred.

c)	The insurers and reinsurers to waive all rights of subrogation against each insured party hereunder.

d)

The policy shall also include a Third Party Liability section with a minimum limit of indemnity of $5,000,000 and should include full cross liabilities. (Third Party Liability policies may be placed separately.)

e)	Both Ocean Marine and CAR covers shall carry a 50/50 hidden damage provision.

4.                                      Advance Loss of Profits (“ALOP”)

Cover	:	Standing charges following delay in start of commercial operations of the production facilities as a direct result of physical loss or damage covered under the EAR policy.

Sum Insured	:	Gross estimated profits or an amount at least equal to the estimated Debt Service and Fixed Expenses during the Indemnity Period.

Indemnity Period	:	18 months from the anticipated completion date.

Insured	:	The Borrower and Subsidiaries.

Deductible	:	No more than 60 days.

General	:	Cover to include denial of access; customers’ and suppliers’ extensions as applicable (including delay resulting from insured event offshore).

5.                                      Operational Insurances — Energy Package:

A.   COVERAGE:

Section A:                                        All Risks of Physical Loss or Damage to property forming part of Borrower’s operations and/or other Property in the Care, Custody or Control of the Assured including Removal of Debris and/or Wreck and for Sue & Labor.  To cover onshore and offshore risks.

Section B:                                          Sabotage and Terrorism

Section C:                                          Machinery Breakdown.

Section D:                                         Operator’s Extra Expense including Control of Well, Extended and Restoration Cost Redrill, Seepage and Pollution and Clean Up and Containment, Underground Blowout, Making Wells Safe, Removal of Debris/Wreck, Evacuation Expenses, Deliberate Well Firing.

Section E:                                           Business Interruption/Extra Expense.

Section F:                                           Comprehensive General Liabilities arising out of or incidental to the Borrower’s operations.

Section G:                                          Hull & Machinery

Section H:                                         Protection & Indemnity

B.   SUM INSURED/LIMIT OF LIABILITY

Section A:                                        The replacement value of the property insured, with a separate and additional limit of 25% of insured values in respect of Removal of Debris and/or Wreck, and General Average Salvage Costs.

Section B:                                          Full sum insured based on new replacement value.  First loss limit acceptable if based on a risk survey carried out by a professional organization.

Section C:                                          Full sum insured based on new replacement value.  First loss limit acceptable if based on a risk survey carried out by a professional organization.

Section D:                                         $10,000,000 for producing wells, $40,000,000 for wells being drilled

Section E:                                           Gross estimated profits or an amount at least equal to the estimated Debt Service and Fixed Expenses during the Indemnity Period.

Section F:                                           Minimum $5,000,000

Section G:                                          Agreed Value (to be confirmed by IFC)

Section H:                                         t.b.a.

C.   DEDUCTIBLES AND/OR EXCESS:

Section A:                                        $250,000

Section B:                                          $250,000

Section C                                             $250,000

Section D                                            $375,000 any one accident or occurrence, but US$ 75,000 in respect of Care Custody and Control

Section E:                                           Not more than 30 days.

Section F:                                           $50,000

Section G:                                          No more than $50,000.

Section H:                                         t.b.a.

6.                                      Miscellaneous

                                                Other insurance which:

a)                                      is customary or necessary to comply with local or other requirements, such as contractual insuring responsibility, Workers’ Compensation and Employers’ Liability insurances in relation to all workmen employed at the Project or in connection with its operation; motor vehicle liability insurance for all vehicles owned, hired, leased, used or borrowed for use in the Country in connection with the Project;

b)                                     is considered by the Borrower to be desirable or prudent; or

c)                                      is required by local legislation.

7.                                      General

a)                                      The Borrower shall procure that each policy effected pursuant to this Annex B shall provide:

(i)                                     that policies are not to be canceled, lapsed, suspended or changed in any material respect without prior written notice (at least 45 days) to IFC and its agreement obtained, or such lesser period as may be specified from time to time in respect of war and kindred perils;

(ii)                                  that the protection which is granted to IFC under the policies is not to be invalidated by any act or failure to act on the part of the Borrower or its contractors or subcontractors; and

(iii)                               that IFC is not responsible to the insurers or reinsurers for the payment of insurance premiums or any other obligations of the Borrower.

b)                                     Each policy effected pursuant to this Annex B:

(i)                                     shall be maintained with such reputable insurers and reinsurers as may be approved by IFC;

(ii)                                  shall be in such form and substance as is consistent with the obligations of the Borrower under this Annex B, as may be approved by IFC, and

(iii)                               shall not include any provision for self-insurance, or any self-insurance retention except to the extent of the deductibles as specified in this Annex B.

c)                                      The Borrower shall provide to IFC such information (including without limitation original policy documents and evidence of premium payment) as may be reasonably required.

d)                                     If at any time and for any reason any insurance required to be maintained under this Annex B is not in full force and effect then, without prejudice to the rights of IFC, IFC shall be entitled thereupon, or at any time while the same is continuing, to procure such insurance at the expense of the Borrower.

e)                                      If IFC reasonably considers that, as a result of a material change in the identified risk exposure, any of the terms, conditions, amounts and deductibles of insurances procured pursuant to this Annex B are inadequate or inappropriate, IFC may require that the Borrower procure such amended and/or additional insurances as may be reasonably required to cover such material change.

ANNEX C

ANTI-CORRUPTION GUIDELINES FOR IFC TRANSACTIONS

The purpose of these Guidelines is to clarify the meaning of the terms “Corrupt Practices”, “Fraudulent Practices”, “Coercive Practices”, “Collusive Practices” and “Obstructive Practices” in the context of IFC operations.

1.                                      CORRUPT PRACTICES

A “Corrupt Practice” is the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

INTERPRETATION

A.                                   Corrupt practices are understood as kickbacks and bribery.  The conduct in question must involve the use of improper means (such as bribery) to violate or derogate a duty owed by the recipient in order for the payor to obtain an undue advantage or to avoid an obligation.  Antitrust, securities and other violations of law that are not of this nature are excluded from the definition of corrupt practices.

B.                                     It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payor’s books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.

C.                                     In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute corrupt practices unless the action violates applicable law.

D.                                    Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

E.                                      The World Bank Group does not condone facilitation payments.  For the purposes of implementation, the interpretation of “Corrupt Practices” relating to facilitation payments will take into account relevant law and international conventions pertaining to corruption.

2.                                      FRAUDULENT PRACTICES

A “Fraudulent Practice” is any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial benefit or to avoid an obligation.

INTERPRETATION

A.                                   An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false.  Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a “Fraudulent Practice” for purposes of this Agreement.

B.                                     Fraudulent Practices are intended to cover actions or omissions that are directed to or against a World Bank Group entity.  It also covers Fraudulent Practices directed to or against a World Bank Group member country in connection with the award or implementation of a government contract or concession in a project financed by the World Bank Group.  Frauds on other third parties are not condoned but are not specifically sanctioned in IFC, MIGA, or PRG operations.  Similarly, other illegal behavior is not condoned, but will not be considered as a Fraudulent Practice for purposes of this Agreement.

3.                                      COERCIVE PRACTICES

A “Coercive Practice” is impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.

INTERPRETATION

A.                                   Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

B.                                     Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation.

4.                                      COLLUSIVE PRACTICES

A “Collusive Practice” is an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.

INTERPRETATION

Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

5.                                      OBSTRUCTIVE  PRACTICES

An “Obstructive Practice” is (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) acts intended to materially impede the exercise of IFC’s access to contractually required information in connection with a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice .

INTERPRETATION

Any action legally or otherwise properly taken by a party to maintain or preserve its regulatory, legal or constitutional rights such as the attorney-client privilege, regardless of whether such action had the effect of impeding an investigation, does not constitute an Obstructive Practice.

GENERAL INTERPRETATION

A person should not be liable for actions taken by unrelated third parties unless the first party participated in the prohibited act in question.

ANNEX D

MATTERS TO BE COVERED IN LEGAL OPINION

(See Section 4.01 (d) of the C Loan Agreement)

1.                                       The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.(1)

2.                                       The Borrower has all requisite corporate power and authority to own, lease and use its properties and conduct the business in which it is engaged as described in the Borrower’s SEC filings.(2)

3.                                       The Borrower has all requisite corporate power and authority to execute and deliver each of the Financing Documents and to perform its obligations thereunder.(3)

4.                                       Each of the Financing Documents has been duly authorized, executed and delivered by the Borrower, and each of the Financing Documents is a valid and binding obligation of the Borrower, enforceable in accordance with its terms.(4)

5.                                       The execution, delivery and performance of the Financing Documents by the Borrower and the consummation by the Borrower of the transactions contemplated thereby do not and will not (i) result in a violation of the Borrower’s Charter; (ii) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, require a consent under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement to which the Borrower is a party that is filed as an exhibit to the Borrower’s most recent filing on Form 10-K; or (iii) result in a violation of any federal or state law, rule or regulation applicable to the Borrower or by which any property or asset of the Borrower is bound or affected, except in the case of clause (ii) for such violations as would

(1)           Texas law opinion.

(2)           Texas law opinion.

(3)           Texas law opinion.

(4)           Texas/New York law opinion.

not, individually or in the aggregate, have a Material Adverse Effect on the Borrower.(5)

6.                                       To the counsel’s knowledge, there are no actions, suits, proceedings or investigations pending or threatened against the Borrower or its Subsidiaries or its properties or business before any court or governmental agency or arbitrator.(6)

7.                                       No consent, approval or authorization of, or declaration to or filing with, any Authority is required under any federal or state law for the valid authorization, execution and delivery by the Borrower of any Financing Document or the consummation of the transactions contemplated by the Financing Documents.(7)

(5)           New York/Texas/federal law opinion.

(6)           New York/Texas law opinion.

(7)           New York/Texas/federal law opinion.

SCHEDULE 3.01(A)

KEY COMPANY SUBSIDIARIES, AFFILIATES, AND RELATED PARTIES

(See Section 3.01 (a) of the C Loan Agreement)

BPZ Marine, Inc. (Texas), 100% owned by the Borrower

SMC Ecuador, Inc. (Delaware), 100% owned by the Borrower

SMC Ecuador, Inc., Sucursal Ecuador (a registered branch office of SMC Ecuador, Inc. (Delaware) in Ecuador)

BPZ Energy International Holdings LP (British Virgin Islands), 90% owned by the Borrower and 10% by Manuel Pablo Zúñiga Pflücker

BPZ Exploración & Producción S.R.L. (Peru), a limited liability company in the Country transformed from the Borrower’s former registered Peruvian branch called BPZ Energy Inc. Sucursal Perú, and is 100% owned by the Borrower and BPZ Energy International Holdings LP (respective ownership percentages will vary in function of the successive equity capital contributions made over time)

Empresa Eléctrica Nueva Esperanza S.R.L. (Peru), a limited liability company in the Country, 100% owned by the Borrower and BPZ Energy International Holdings LP (respective ownership percentages will vary in function of the successive equity capital contributions made over time)

International Support LP (British Virgin Islands), 90% owned by the Borrower and 10% by Francisco Gálvez

Soluciones Energéticas S.R.L. (Peru), a limited liability company in the Country, 90% owned by International Support LP and 10% by Francisco Gálvez

BPZ Energy Ecuador Cia. Limitada (Ecuador), a limited liability company in Ecuador, 99.9% owned by the Borrower and 0.01% by BPZ Energy International Holdings LP

SCHEDULE 3.01(H)

AUTHORIZED CAPITAL

(See Section 3.01 (h) of the C Loan Agreement)

The Borrower has 250,000,000 shares of common stock, no par value, and 25,000,000 shares of preferred stock authorized for issuance.

As of September 30, 2007, the Borrower’s common stock ownership is as follows:

BPZ (Executive) Officers, Directors, Employees:	14,142,321	(22.18)%
Former BPZ Director (> 5%):	3,465,486	(5.43)%
Private Placement Investors:	25,643,889	(40.21)%
IFC:	6,500,000	(10.19)%
Incentive Earn-out Shares	450,000	(0.71)%
Others:	13,569,373	(21.28)%
Total shares issued & outstanding:	63,771,069	(100.00)%

As of September 30, 2007, the Borrower has the following potentially dilutive securities:

Old Navidec Options Outstanding	-0-
Merger Related Options Outstanding	731,300
Morgan Keegan Warrants Outstanding	250,000
Stock Options Under Long Term Incentive Plan and Directors Incentive Plan	2,275,500
Contingent Earn-out Shares (Production target)	9,000,000
Total potentially dilutive securities	12,256,800

Upon issuance of all of the above potentially dilutive shares, IFC’s common stock ownership will be reduced to 8.55%, i.e. 6,500,000 IFC shares out of 76,027,869 total shares.

Long-Term Incentive Compensation Plan and Directors’ Compensation Incentive Plan

On August 17, 2007, the Borrower adopted the 2007 Long-Term Incentive Compensation Plan (the “2007 LTIP”), which is an amendment and restatement of its 2005 Long-Term Incentive Compensation Plan (the “2005 LTIP”). The amendment and restatement was recommended by the Board of Directors and adopted pursuant to the approval of the shareholders at the 2007 annual meeting of shareholders held on August 17, 2007. The 2007 LTIP supersedes and replaces the 2005 LTIP but will not impair the vesting or exercise of any award granted under the 2005 LTIP prior to the date the 2007 LTIP became effective.

The provisions of the 2005 LTIP applicable to directors are set forth in a separate 2007 Directors’ Compensation Incentive Plan (the “Directors’ Plan”), which was also adopted by the Borrower pursuant to the approval of the shareholders at the 2007 annual meeting of shareholders held August 17, 2007.

The 2007 LTIP increases the amount of securities available for incentive awards to an aggregate of 4,000,000 shares, subject to adjustment to reflect stock splits and other similar events. The 2007 LTIP terminates on the earlier of (1) ten years from the date the 2007 LTIP becomes effective and (2) at such time as no shares of common stock of the Borrower remain available for issuance through the plan. The Borrower’s officers, employees and consultant and the employees of certain of the Borrower’s affiliates are eligible to participate in the 2007 LTIP. The 2007 LTIP allows for the award of (1) incentive stock options under Section 422 of the Tax Code, (2) non-statutory stock options not covered under Section 422 of the Tax Code, (3) stock appreciation rights granting the recipient the right to receive an excess in the fair market value (as defined in the 2007 LTIP) of shares of stock over a specified reference price, (4) restricted stock, which will be subject to a risk of forfeiture and nontransferable until it vests over time, (5) qualified performance-based incentive to employees who qualify as covered employees within the meaning of Section 162(m) of the Tax Code, as amended, (6) unrestricted stock, which will be immediately transferable, and (7) other stock-based incentive awards. Any vesting provisions for an award made under the 2007 LTIP may be determined by the Compensation Committee. Awards will generally vest in four years unless otherwise determined by the Compensation Committee.  As of September 30, 2007, there were 3,339,500 shares available to be granted by the Borrower under the 2007 LTIP.

The Directors’ Plan supersedes and replaces the portions of the 2005 LTIP applicable to non-employee directors, but will not impair the vesting or exercise of any incentive granted to a director under the 2005 LTIP prior to the date the Directors’ Plan became effective. The Directors’ Plan will terminate on the earlier of (1) ten years from the date that the Directors’ Plan becomes effective and (2) at such time as no shares of common stock of the Borrower remain available for issuance through the plan. The Borrower’s non-employee directors are eligible to participate in the Directors’ Plan. The Directors’ Plan provides for the issuance of up to 2,500,000 shares of the Borrower’s common stock to non-employee directors, subject to adjustment to reflect stock splits and similar events. The Directors’ Plan allows for the award of (1) non-statutory stock options not covered under Section 422 of the Tax Code, (2) stock appreciation rights, granting the recipient the right to receive an excess in the fair market value (as defined in the Directors’ Plan) of shares of stock over a specified reference price, (3) restricted stock, which will be subject to a risk of forfeiture and nontransferable until it vests over time, (4) unrestricted stock, which will be immediately transferable, and

(5) other stock-based incentive awards. Vesting under the Directors’ Plan will be determined by the Compensation Committee. Awards will generally vest in four years unless otherwise determined by the Compensation Committee.  As of September 30, 2007, there were 2,125,000 shares available to be granted by the Borrower under the Directors’ Plan.

SCHEDULE 3.01(O)

INSURANCE

(See Section 3.01 (o) of the C Loan Agreement)

ENERGY PACKAGE POLICY

Term: April 12, 2006 to April 12, 2007

Insurer: RIMAC Seguros

Policy Number: 1301-512410

Property

Sum Insured:	$10,000,000 and in addition a combined limit of up to 25% of Agreed Value in respect of Removal of Wreck / Sue and Labour

Deductible:	$250,000 any one accident or occurrence

Operator’s Extra Expense

Sum Insured:	$40,000,000 any one occurrence, combined single limit, but limited to $1,500,000 in respect of Care Custody and Control Endorsement any one occurrence

Deductible:	$375,000 any one occurrence, but $75,000 any one occurrence in respect of Care, Custody and Control

Liabilities

Limit:	$5,000,000 any one accident or occurrence

Deductible:	$50,000 any one accident or occurrence

SCHEDULE 3.01(Q)

ERISA

(See Section 3.01 (q) of the C Loan Agreement)

ERISA Compliance

N/A.

Employee Benefit Plans

1.  BPZ Resources, Inc. 2007 Long-Term Incentive Compensation Plan

The Borrower adopted the BPZ Resources, Inc. 2007 Long-Term Incentive Compensation Plan (the “2007 LTIP”) in June 2007 and it was approved by the Borrower’s shareholders in August 2007.  The 2007 LTIP is administered and managed within the discretion of the compensation committee of the Borrower or, in the absence of such committee, by the Board of Directors.  Incentives under the 2007 LTIP may be granted to eligible officers, employees, consultants and employees of certain of the Borrower’s affiliates in any one or a combination of incentive options, non-statutory stock options, stock appreciation rights, restricted stock grants, stock grants and performance shares.

Key Terms

The following is a summary of the key provisions of the 2007 LTIP:

Plan Term:

The 2007 LTIP will terminate on the earlier of (1) ten years from the date that the 2007 LTIP becomes effective and (2) at such time as no shares of Common Stock remain available for issuance through the plan.

Eligible Participants:

The Borrower’s officers, employees and consultants and the employees of certain of its affiliates. The Borrower currently has 4 officers and 34 employees who are eligible to participate under the 2007 LTIP.

Shares Authorized Under the 2007 LTIP:	4.0 million shares of Common Stock, subject to adjustment to reflect stock splits and similar events.

Award Types:	•	incentive stock options under Section 422 of the Tax Code;
	•	non-statutory stock options not covered under Section 422 of the Tax Code;
	•	stock appreciation rights, granting the recipient the right to receive an excess in the fair market value (as defined in the 2007 LTIP) of shares of stock over a specified reference price;
	•	restricted stock, which will be subject to a risk of forfeiture and nontransferable until it vests over time;
	•	qualified performance-based incentives to employees who qualify as covered employees within the meaning of Section 162(m) of the Tax Code, as amended;
	•	unrestricted stock, which will be immediately transferable; and
	•	other stock-based incentive awards.

Vesting:		To be determined by the Compensation Committee. Awards will generally vest in four years unless otherwise determined in the Compensation Committee’s discretion.

Vesting and Exercise of Stock Options

The exercise price of stock options or stock appreciation rights granted under the 2007 LTIP may not be less than the fair market value of the common stock on the date of grant. The term of these awards may not be longer than ten years. The Compensation Committee will determine at the date of grant when each such award becomes vested and/or exercisable.

Vesting of Restricted Stock Awards and Options

The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock awards and options contingent upon continued employment (or engagement) with the Borrower, the passage of time, or such performance criteria and the level of achievement compared to such criteria as it deems appropriate.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Tax Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria may include the following criteria, either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a preestablished target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award:

•       pre-tax or after-tax net earnings,

•       sales growth,

•       operating earnings,

•       operating cash flow

•       return on net assets,

•       return on shareholders’ equity,

•       return on assets,

•       return on capital,

•       stock price grown,

•       gross or net profit margin,

•       earnings per share,

•       price per share of stock,

•       market share, and

•                          such other performance measures as the Compensation Committee may determine.

To the extent that an award under the 2007 LTIP is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Board.

Notwithstanding satisfaction of any completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion determines.

Transferability

Awards granted under the 2007 LTIP are not transferable except by will, by the laws of descent and distribution, or, if permitted by the document granting the award, to certain family members, foundations, or entities controlled by either the grantee or certain family members.

Amendments

The Board of Directors may discontinue the 2007 LTIP at any time and may amend the plan at any time, as permitted by applicable statutes. However, the Board may not revoke or alter, in a manner unfavorable to the grantees of any incentives, the terms of any award under the 2007 LTIP then outstanding. The Board of Directors is further restricted from amending the 2007 LTIP without shareholder approval if the absence of such approval would cause the 2007 LTIP to fail to comply with the Securities Exchange Act of 1934, as amended, or any other applicable law or regulation.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, reorganization, or exchange of the Borrower’s common stock, or any similar event affecting the Borrower’s common stock, the Compensation Committee shall adjust the number and kind of shares available for grant under the 2007 LTIP, and, subject to the various limitations set forth in the 2007 LTIP, the number and kind of shares subject to outstanding awards under the 2007 LTIP, and the exercise or settlement price of outstanding stock options and of other awards.

The impact of a merger or other reorganization of the Borrower on awards granted under the 2007 LTIP shall be specified in the agreement relating to the merger or reorganization, subject to the limitations and restrictions set forth in the 2007 LTIP. Such agreement may provide for, among other things, assumption of outstanding awards, accelerated vesting or accelerated expiration of outstanding awards, or settlement of outstanding awards in cash.

2.  BPZ Directors’ Incentive Compensation Plan

The Borrower adopted the BPZ Resources, Inc. Directors’ Compensation Incentive Plan (the “Directors’ Plan”) in June 2007 and it was approved by the Borrower’s shareholders in August 2007.  The Directors’ Plan is administered and managed within the discretion of the compensation committee of the Borrower or, in the absence of such committee, by the Board of Directors.  The Directors’ Plan provides for the issuance of up to 2,500,000 shares of the Borrower’s common stock to non-employee directors, subject to adjustment to reflect stock splits and similar events.  The Directors’ Plan allows for the award of (1) non-statutory stock options not covered under Section 422 of the Tax Code, (2) stock appreciation rights, granting the recipient the right to receive an excess in the fair market value (as defined in the Directors’ Plan) of shares of stock over a specified reference price, (3) restricted stock, which will be subject to a risk of forfeiture and nontransferable until it vests over time, (4) unrestricted stock, which will be immediately transferable, and (5) other stock-based incentive awards.

Key Terms

The following is a summary of the key provisions of the Directors’ Plan:

Plan Term:

The Directors’ Plan will terminate on the earlier of (1) ten years from the date that the Plan becomes effective and (2) at such time as no shares of Common Stock remain available for issuance through the plan.

Eligible Participants:		The Borrower’s non-employee directors. The Borrower currently has four non-employee directors who are eligible to participate under the Directors’ Plan.

Shares Authorized Under the Directors’ Plan:		2.5 million shares of Common Stock, subject to adjustment to reflect stock splits and similar events.

Award Types:	•	non-statutory stock options not covered under Section 422 of the Tax Code;
	•	stock appreciation rights, granting the recipient the right to receive an excess in the fair market value (as defined in the Directors’ Plan) of shares of stock over a specified reference price;
	•	restricted stock, which will be subject to a risk of forfeiture and nontransferable until it vests over time;
	•	unrestricted stock, which will be immediately transferable; and
	•	other stock-based incentive awards.

Vesting:	To be determined by the Compensation Committee. Awards will generally vest in four years unless otherwise determined in the Compensation Committee’s discretion.

Vesting and Exercise of Stock Options; Vesting of Restricted Stock Awards

The exercise price of stock options or stock appreciation rights granted under the Directors’ Plan may not be less than the fair market value of the common stock on the date of grant. The term of these awards may not be longer than ten years. The Compensation Committee will determine at the date of grant when each award of restricted stock or options becomes vested and/or exercisable.  The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock awards and options contingent upon continued service as a director with the Borrower or the passage of time.

Transferability

Awards granted under the Directors’ Plan are not transferable except by will, by the laws of descent and distribution, or, if permitted by the document granting the award, to certain family members, foundations, or entities controlled by either the grantee or certain family members.

Amendments

The Board of Directors may discontinue the Directors’ Plan at any time and may amend the plan at any time, as permitted by applicable statutes. However, the Board may not revoke or alter, in a manner unfavorable to the grantees of any incentives, the terms of any award under the Directors’ Plan then outstanding. The Board of Directors is further restricted from amending the Directors’ Plan without shareholder approval if the absence of such approval would cause the Directors’ Plan to fail to comply with the Securities Exchange Act of 1934, as amended, or any other applicable law or regulation.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, reorganization, or exchange of the Borrower’s common stock, or any similar event affecting the Borrower’s common stock, the Compensation Committee shall adjust the number and kind of shares available for grant under the Directors’ Plan, and subject to the various limitations set forth in the Directors’ Plan, the number and kind of shares subject to outstanding awards under the Directors’ Plan, and the exercise or settlement price of outstanding stock options and of other awards.

The impact of a merger or other reorganization of the Borrower on awards granted under the Directors’ Plan shall be specified in the agreement relating to the merger or reorganization, subject to the limitations and restrictions set forth in the Directors’ Plan. Such agreement may provide for, among other things, assumption of outstanding awards, accelerated vesting or accelerated expiration of outstanding awards, or settlement of outstanding awards in cash.

3.  BPZ Resources 401 K Plan

• Plan date:	January 1, 2006
• Investment Provider:	John Hancock
• Plan type:	Safe Harbor
• Company match:
Safer Harbor	$1 for $1 up to 5% of annual base salary
• Vesting:	Immediate
• Loans	Not permitted
• Hardship Withdrawals	Yes
• Third Party Administrator	July Business Services

4.  BPZ Energy, Inc. 2005 Long-Term Incentive Compensation Plan

                The BPZ Energy, Inc. 2005 Long-Term Incentive Compensation Plan (the “2005 LTIP”) permitted the Board of Directors to award eligible employees, directors and consultants with any one or a combination of incentive options, non-statutory stock options, stock appreciation rights, restricted stock grants, stock grants and performance shares. The 2005 LTIP was superseded and replaced by the 2007 LTIP but did not impair the vesting or exercise of any award granted under the 2005 LTIP prior to the date the 2007 LTIP became effective.  When the 2005 LTIP was replaced, there were 1,013,500 shares available to be granted under the 2005 LTIP, which were transferred to the 2007 LTIP.

5.  Navidec, Inc. 2004 Stock Option Plan

Subsequent to the merger, the Borrower discontinued the Navidec 2004 Stock Option Plan (the “Navidec Plan”) and no options were granted under the Navidec Plan subsequent to the merger.

SCHEDULE 3.01(W)

TITLE TO PROPERTIES

(See Section 3.01 (w) of the C Loan Agreement)

Purchase of Land from the Regional Government of Tumbes (“GRT”).  The GRT has adjudicated the land to the Borrower, pending the issuance of a Supreme Decree (“SD”) from the Council of Ministers (the SD will be signed by the Prime Minister).

The acquisition procedure must follow certain steps executed in a determined order.  The Borrower’s project involves both hydrocarbons and power generation.  The hydrocarbon side is covered by the Block Z-1 contract.  The Borrower must request Perupetro’s approval to install production facilities outside of the Block Z-1 area.  Dirección General de Hidrocarburos will then automatically approve the use of the terrain for the Borrower’s hydrocarbon operations.  Power generation requires approval from Dirección General de Electricidad, which in turn requires that the Borrower file first for the Authorization to Become a Generator, which in turn requires that the power company be established (this has occurred).  Once both Direccións approve this land acquisition, they will pass a common Supreme Decree to the Council of Ministers for ratification.  As soon as the SD is published in the Official Government Paper (El Peruano), the land will belong to the Borrower.

EXHIBIT A

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

(See Section 1.01 and Section 4.01(j) of the C Loan Agreement)

[Borrower’s Letterhead]

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention:  Director, Oil, Gas, Mining and Chemicals Department

Ladies and Gentlemen:

Certificate of Incumbency and Authority

                With reference to the C Loan Agreement between us, dated November 19, 2007 (the “Loan Agreement”), I, the undersigned [Chairman/Director] of BPZ Resources, Inc. (the “Borrower”), duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons [each] [any two] of whom are, and will continue to be, authorized:

                (a)           to sign on behalf of the Borrower the request for the disbursement of funds provided for in Section 2.02 of the Loan Agreement;

                (b)           to sign the certifications provided for in Section 4.01 and Section 4.02 of the Loan Agreement; and

                (c)           to take any other action required or permitted to be taken, done, signed or executed under the Loan Agreement or any other agreement to which IFC and the Borrower may be parties.

Name*	Office	Specimen Signature

Manuel Pablo Zúñiga Pflücker	President & Chief Executive Officer

Edward G. Caminos	Chief Financial Officer

Edward J. Gilliard	VP — Finance & Treasurer

*	Designations may be changed by the Borrower at any time by issuing a new Certificate of Incumbency and Authority authorized by the Board of Directors of the Borrower where applicable.

                You may assume that any such person continues to be so authorized until you receive written notice from an Authorized Representative of the Borrower that they, or any of them, are no longer so authorized.

Yours truly,

BPZ RESOURCES, INC.

By
[Chairman/Director]

EXHIBIT B

FORM OF REQUEST FOR DISBURSEMENT

(See Section 2.02 and Section 4.02 of the C Loan Agreement)

[Borrower’s Letterhead]

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention:  Director, Oil, Gas, Mining and Chemicals Department

Ladies and Gentlemen:

Investment No. 24346

Request for Loan Disbursement

1.             Please refer to the C Loan Agreement (the “Loan Agreement”) dated November 19, 2007, between BPZ Resources, Inc. (the “Borrower”) and International Finance Corporation (“IFC”). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2.             The Borrower irrevocably requests the disbursement on                     ,          (or as soon as practicable thereafter) of the amount of fifteen million five hundred thousand Dollars ($15,500,000) (the “Disbursement”) in accordance with the provisions of Section 2.02 of the Loan Agreement.  You are requested to pay such amount to the account in [          ] of BPZ Resources, Inc., Account No.                          at [Name and Address of Bank] [for further credit to the Borrower’s Account No.                  at [Name and address of Bank] in [city and country].

3.             For the purpose of Section 4.01 and Section 4.02 of the Loan Agreement, the Borrower certifies as follows:

                (a)           no Event of Default and no Potential Event of Default has occurred and is continuing;

                (b)           the proceeds of the Disbursement are at the date of this request needed by the Borrower for the purpose of the Project, or will be needed for such purpose within five (5) months of such date;

                (c)           since the date of the Loan Agreement nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

                (d)           since the date of the Loan Agreement the Borrower and its Subsidiaries have not incurred any loss or liability (except such liabilities as may be incurred by the Borrower in accordance with Section 5.02 of the Loan Agreement) which could reasonably be expected to have a Material Adverse Effect;

                (e)           the representations and warranties made in Article III of the Loan Agreement are true on the date of this request and will be true on the date of Disbursement with the same effect as if such representations and warranties had been made on and as of each such date;

                (f)            the proceeds of the Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in or services supplied from any such country;

                (g)           after giving effect to the Disbursement, the Borrower will not be in violation of:

(i)	its Charter;

(ii)	any provision contained in any document to which the Borrower is a party (including the Loan Agreement) or by which the Borrower is bound; or

(iii)

any law, rule, regulation, Authorization or agreement or other document binding on the Borrower directly or indirectly, limiting or otherwise restricting the Borrower’s borrowing power or authority or its ability to borrow; and

                (h)           After taking into account the amount of the Disbursement and any other Long-term Debt incurred by the Borrower and its Subsidiaries, on a Consolidated Basis, and of any amounts of Tangible Net Worth paid into the Borrower and its Subsidiaries, on a Consolidated Basis, after the date of the latest quarterly report of the Borrower delivered to IFC, the Balance Sheet Liabilities to Tangible Net Worth Ratio would not exceed 70:30.

                The above certifications are effective as of the date of this Request for Disbursement and shall continue to be effective as of the date of the Disbursement.  If any of these certifications is no longer valid as of or prior to the date of the requested Disbursement, the Borrower undertakes to immediately notify IFC.

Yours truly,

BPZ RESOURCES, INC.

By
Authorized Representative

Copy to:   Director, Department of Financial Operations

International Finance Corporation

EXHIBIT C

FORM OF DISBURSEMENT RECEIPT

(See Section 2.02 of the Loan Agreement)

[Borrower’s Letterhead]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention:  Director, Department of Financial Operations

Ladies and Gentlemen:

Investment No. 24346

Disbursement Receipt

                We, BPZ Resources, Inc., hereby acknowledge receipt on the date hereof, of the sum of fifteen million five hundred thousand Dollars ($15,500,000) disbursed to us by International Finance Corporation (“IFC”) under the C Loan Agreement dated November 19, 2007 between our company and IFC.

Yours truly,

BPZ RESOURCES, INC.

By
Authorized Representative*

                *              As named in the Borrower’s Certificate of Incumbency and Authority (see Exhibit A).

EXHIBIT D

FORM OF SERVICE OF PROCESS LETTER

[Letterhead of Agent for Service of Process]

(See Section 4.01 (k) of the C Loan Agreement)

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C.  20433

Attention:

Re:  [                  ]

Dear Sirs:

                Reference is made to Section 8.05 of the C Loan Agreement dated November 19, 2007 (the “Loan Agreement”) between BPZ Resources, Inc. (the “Borrower”) and International Finance Corporation (“IFC”).  Unless otherwise defined herein, capitalized terms used herein shall have the meaning specified in the Loan Agreement.

                Pursuant to Section 8.05 (d) of the Loan Agreement, the Borrower has irrevocably designated and appointed the undersigned, C T Corporation System, with offices currently located at 111 Eighth Avenue, New York, New York 10011, as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to the Loan Agreement brought in the State of New York.

                The undersigned hereby informs you that it has irrevocably accepted that appointment as process agent as set forth in Section 8.05 (d) of the Loan Agreement, from November 19, 2007 until February 19, 2018 and agrees with you that the undersigned (i) shall inform the Borrower promptly in writing of any change of its address in New York, (ii) shall perform its obligations as such process agent in accordance with the relevant provisions of Section 8.05 of the Loan Agreement, and (iii) shall forward promptly to the Borrower any legal process received by the undersigned in its capacity as process agent.

                As process agent, the undersigned and its successor or successors agree to discharge the above-mentioned obligations.

Very truly yours,

C T Corporation System

By
Title:

cc:  BPZ Resources, Inc.

EXHIBIT E

FORM OF BORROWER’S CERTIFICATION
ON DISTRIBUTION OF DIVIDENDS

(See Section 5.02 (a) of the C Loan Agreement)

[Borrower’s Letterhead]

International Finance Corporation	[Date]
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
Attention: [ ]	Re: [ ]

Dear Sirs:

1.             Please refer to the C Loan Agreement (the “Loan Agreement”) dated November 19, 2007 between BPZ Resources, Inc. (the “Borrower”) and International Finance Corporation (“IFC”).  Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2.             This is to inform you that the Borrower plans a distribution of dividends to its shareholders in the aggregate amount of                          (          ), such distribution to commence on or about               ,        .  Pursuant to Section 5.02 (a) of the Loan Agreement, the Borrower hereby certifies that, as at the date hereof:

(a)                                  the proposed distribution will be [entirely] out of retained earnings and such retained earnings do not include any amount resulting from the revaluation of any of the Borrower’s assets;

(b)                                 before or after giving effect to the proposed distribution, the Balance Sheet Liabilities to Tangible Net Worth Ratio is no greater than 70:30; and

(c)                                  no Event of Default or Potential Event of Default has occurred and is continuing or will occur after giving effect to the proposed distribution.

3.             The Borrower undertakes not to give effect to the proposed distribution or any part thereof if, at the time of so doing or after giving effect to it, the Borrower could not certify the matters in section 2 of this certification.

Yours truly,

BPZ RESOURCES, INC.

By
Authorized Representative

EXHIBIT F

FORM OF CONVERSION NOTICE

(See Sections 1.01 and 7.01 (a) of the C Loan Agreement)

[Date]

[BPZ Resources, Inc.

580 Westlake Park Blvd., Suite 525

Houston, Texas 77079

Attention:  [                    ]]

[International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C.  20433

Attention:  [                    ]]

                Ladies and Gentlemen:

                Please refer to the C Loan Agreement dated November 19, 2007 (the “Loan Agreement”), between BPZ Resources, Inc. (the “Borrower”) and International Finance Corporation (“IFC”). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

                [IFC] [The Borrower] hereby requests the conversion of the amount of [         ] Dollars ($[         ])* into Common Stock at the Conversion Price in accordance with the provisions of Article VII of the Loan Agreement.  The Conversion Date is [         ].  The number of shares to be issued and delivered by the Borrower to IFC upon such conversion is [         ].

*  The Conversion Amount to be inserted.

                [The Borrower hereby certifies that, as at the date hereof, the Current Market Price exceeds one hundred and seventy five per cent (175%) of the Conversion Price.]**

** To be included in the Notice of Conversion issued by the Borrower.

Yours truly,

[INTERNATIONAL FINANCE CORPORATION]
[BPZ RESOURCES, INC.]

By
Title: